    As filed with the Securities and Exchange Commission on October 11, 1995
                                                      Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------
                             COMSHARE, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           -------------------------

               MICHIGAN                                7372                               38-1804887
     (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
  of incorporation or organization)            Code Classification)                  Identification No.)

        555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108, (313) 994-4800 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           -------------------------

                                KATHRYN A. JEHLE
                             COMSHARE, INCORPORATED
        555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108, (313) 994-4800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                 THOMAS S. VAUGHN, ESQ.                                THOMAS A. BEVILACQUA, ESQ.
                  DYKEMA GOSSETT PLLC                                 BROBECK, PHLEGER & HARRISON
                 400 RENAISSANCE CENTER                                        ONE MARKET
                 DETROIT, MI 48234-1668                                    SPEAR STREET TOWER
                     (313) 568-6524                                     SAN FRANCISCO, CA 94105
                                                                             (415) 442-0900

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                         PROPOSED MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF                                  AGGREGATE OFFERING          REGISTRATION
  SECURITIES TO BE REGISTERED                                PRICE(1)                    FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value........................        $39,592,800               $13,653
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 1995

                                [COMSHARE, LOGO]

                                2,160,000 SHARES

                                  COMMON STOCK

     Of the 2,160,000 shares of Common Stock offered hereby, 1,125,000 shares are being sold by Comshare, Incorporated ("Comshare" or the "Company") and 1,035,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Selling Shareholders." The Common Stock trades on the Nasdaq National Market under the symbol "CSRE." On October 9, 1995, the last reported sale price for the Common Stock was $18.33, as adjusted to reflect the recently declared stock split described below. See "Price Range of Common Stock."

     The Company's Board of Directors recently declared a three-for-two stock split. This stock split, to be effective November 22, 1995, is conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995. All share and per share information in this Prospectus reflect the stock split. Purchasers of Common Stock in this Offering will not be entitled to receive shares issued in the stock split in respect of any shares so purchased.

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" AT PAGE 7.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                       UNDERWRITING                             PROCEEDS TO
                                     PRICE TO          DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC            COMMISSIONS         COMPANY(1)        SHAREHOLDERS(2)
-------------------------------------------------------------------------------------------------------------
Per Share......................... $                  $                   $                   $
-------------------------------------------------------------------------------------------------------------
Total(3).......................... $                  $                   $                   $
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $234,000.

(2) Before deducting expenses payable by the Selling Shareholders estimated at $216,000.

(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to an additional 168,750 shares and 155,250 shares of Common Stock, respectively, at the Price to Public shown above less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company
    and Proceeds to Selling Shareholders will be $       , $       , $       and
    $       , respectively. See "Underwriting."

                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made through the offices of Robertson, Stephens & Company, L.P. ("Robertson, Stephens
& Company"), San Francisco, California, on or about                , 1995.

ROBERTSON, STEPHENS & COMPANY
                          VOLPE, WELTY & COMPANY
                                                THE CHICAGO CORPORATION
             The date of this Prospectus is                , 1995.

  ---------------------------------------------------------------------------

            A DIAGRAM ILLUSTRATES THE PROCESS WHEREBY DATA IS
            EXTRACTED FROM VARIOUS DATABASES BY DATA EXTRACTION
            TOOLS CONTAINED IN COMSHARE'S PRODUCTS AND DELIVERED TO THE DESKTOP BY A RANGE OF CLIENT FRONT-ENDS.

  ---------------------------------------------------------------------------

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Available Information.................................................................     3
Incorporation of Certain Documents by Reference.......................................     4
Summary...............................................................................     5
Risk Factors..........................................................................     7
Use of Proceeds.......................................................................    14
Price Range of Common Stock...........................................................    14
Dividend Policy.......................................................................    14
Capitalization........................................................................    15
Selected Consolidated Financial Data..................................................    16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    17
Business..............................................................................    29
Management............................................................................    43
Selling Shareholders..................................................................    46
Description of Capital Stock..........................................................    49
Shares Eligible for Future Sale.......................................................    51
Underwriting..........................................................................    52
Legal Matters.........................................................................    53
Experts...............................................................................    53
Additional Information................................................................    53
Index to Consolidated Financial Statements............................................   F-1

                             ---------------------

     ARTHUR, Commander Budget, Commander OLAP, Commander Execu-View Server, Commander FDC, Commander NewsAlert and Commander Prism are trademarks of Comshare. Microsoft is a registered trademark and Windows is a trademark of Microsoft Corporation. This Prospectus also includes other trademarks of Comshare and trademarks of companies other than Comshare.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as filed with the Commission on September 28, 1995, (ii) the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1995, as filed with the Commission on October 2, 1995, and (iii) description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration Statement on Form S-1 (no. 2-29663) (incorporated by reference into the Company's Registration Statement on Form 10 under the Exchange Act, filed in October 1969, as amended by Item 4 of the Company's Report on Form 8-K, filed in January 1973, and Item 5 of the Company's Report on Form 8-K, filed in September
1988).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus. Requests for such documents should be directed to: Comshare, Incorporated, 555 Briarwood Circle, Ann Arbor, MI 48108, Attention: Ricia Hughes, telephone (313) 994-4800. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and Notes thereto, appearing elsewhere in the Prospectus. Unless otherwise noted, all financial information, share and per share data in this Prospectus have been adjusted to reflect a three-for-two stock split to be effective on November 22, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995.

                                  THE COMPANY

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software products enable the enterprise-wide integration and transformation of data into business-critical information by leveraging on-line analytical processing ("OLAP") technologies to provide customers with robust multidimensional analysis capabilities. More specifically, the Company focuses on delivering complete decision support solutions by targeting specific industry and functional markets -- currently, executive information systems ("EIS"), financial reporting and retail decision support -- and by providing implementation, consulting, training and support expertise in these markets. Such complete decision support solutions permit the easy implementation and adoption of the Company's software applications throughout an enterprise, thus enabling end-users to make better and faster decisions.

     To succeed in today's environment of intensifying global competition, organizations must seek new ways of making faster and more informed decisions. Specific products that have been used to automate decision support activities include spreadsheets, relational database management systems ("RDBMSs"), data warehouses, query and reporting tools and analysis modules on transaction processing-based applications. While each performs specific functions, none possesses the full range of features which assist an end-user or an organization to transform data into business-critical information. For example, a business professional may wish to analyze the profitability of a customer from several perspectives, or dimensions, such as channel, geography, sales representative, fiscal period or budget versus actual. However, these traditional technology approaches to decision support do not readily provide such multidimensional analysis capability.

     Recently, OLAP has emerged as a technology capable of integrating, organizing and presenting historical, as well as projected, data located throughout an enterprise on a multidimensional basis. Such solutions permit multidimensional views of data, providing businesses with the robust calculation capabilities they require to transform data into information that facilitates decision making. More specifically, OLAP software enables end-users to rapidly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g., sales by region, by channel, by budget versus actual).

     Leveraging OLAP technology, the Company's complete decision support solutions provide specific industry or functional application and customer service expertise. The Company designs its software products to access data located in spreadsheets, RDBMSs, data warehouses, legacy systems and other data repositories so that end-users can extract and analyze data located throughout the enterprise for more informed decision making. In addition, the Company's internally developed information visualizers and interfaces to popular front-end applications enable end-users to quickly manipulate and analyze this data. Moreover, the Company's products permit quick, enterprise-wide adoption through their availability on popular client/server platforms (Windows on the client and Windows NT and OS/2 on the server).

     The Company markets its products through a direct sales force in the United States, Canada, United Kingdom, France, Germany and Australia and has an extensive agent/distributor network in 34 other countries. The Company has implemented its client/server and mainframe decision support application software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites. The Company has customers in the communications, financial services, health care, retail and transportation industries, including AT&T Corporation, Chase Manhattan Corporation, Johnson & Johnson, Inc., NIKE, Inc. and TRW Inc.

     The Company was incorporated in Michigan in 1966. Its executive offices are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108, and its telephone number is (313) 994-4800.

                                  THE OFFERING

Common Stock Offered by the Company.......................   1,125,000 shares
Common Stock Offered by the Selling Shareholders..........   1,035,000 shares
Common Stock to be Outstanding after the Offering.........   9,366,635 shares(1)
Use of Proceeds...........................................   To repay bank indebtedness, and
                                                             for working capital and general
                                                             corporate purposes.
Nasdaq National Market Symbol.............................   CSRE

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                                       YEAR ENDED JUNE 30,
                                                                 --------------------------------
                                                                   1993        1994        1995
                                                                 --------    --------    --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses...........................................   $ 40,397    $ 37,871    $ 49,294
  Software maintenance........................................     43,064      41,625      36,649
  Implementation, consulting and other services...............     21,733      17,130      22,415
                                                                 --------     -------    --------
     Total revenue............................................    105,194      96,626     108,358
Income (loss) from operations.................................     (1,271)      1,648       2,485
Net income (loss).............................................     (1,763)        222       5,328
Net income (loss) per common share............................   $  (0.22)   $   0.03    $   0.63
Weighted average number of common and dilutive common
  equivalent shares...........................................      7,978       8,234       8,398

                                                                             JUNE 30, 1995
                                                                       -------------------------
                                                                       ACTUAL     AS ADJUSTED(2)
                                                                       -------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash................................................................   $ 1,398       $ 15,163
Total assets........................................................    79,310         93,075
Long-term debt......................................................     5,436             --
Total shareholders' equity..........................................    32,548         51,749

---------------
(1) Based on the number of shares outstanding as of September 30, 1995. Excludes 828,375 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1995, and approximately 9,870 shares employees have elected to purchase under the Employee Stock Purchase Plan.
(2) Adjusted to reflect the sale of 1,125,000 shares of Common Stock offered by the Company hereby at the assumed public offering price of $18.33 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

     Unless otherwise noted, all financial information, share and per share data in this Prospectus (i) have been adjusted to reflect a three-for-two split of the Common Stock to be effective on November 22, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995, and (ii) assume no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; FUTURE OPERATING RESULTS UNCERTAIN

     The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter and from year to year due to a combination of factors, including: demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; increased competition; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; changes in Company strategy; product life cycles; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; and economic conditions generally or in specific industry segments. In addition, revenues and income from operations may fluctuate due to the mix of products and services sold and the mix of distribution channels employed. Further, the Company's results of operations reflect seasonal trends, and the Company's business, results of operations and financial condition may be affected by such trends in the future. As a result of all of these factors, there can be no assurance that the Company will remain profitable on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's future revenues are difficult to predict. This is due in part to the fact that a significant portion of the Company's revenues in any quarter is typically derived from non-recurring license fees, and the timing of orders for the Company's products is subject to delay for a number of reasons, including factors beyond the Company's control. The Company typically ships its products shortly after receipt of orders, and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenues. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, the Company has often recognized a substantial portion of its software license revenue in the last month of a quarter. The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital. As a result of these factors, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled.

     In addition, a significant portion of the Company's annual revenue is derived from ongoing annual maintenance contracts, including contracts relating to the Company's mainframe applications still in use. Although mainframe maintenance revenue is expected to decline in future periods, if such decline occurs more rapidly than is anticipated, the Company's revenue, profits and cash flow from operations will be at lower levels than are currently anticipated which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, the Company's expense levels are based, in part, on its expectations as to future revenue. If revenue is below expectations, results of operations are likely to be materially adversely affected. Net income may also be disproportionately affected by a reduction in revenue, because a significant portion of the Company's expenses do not vary with revenue. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, the Company has in recent periods experienced significant percentage growth in client/server license revenues, but such rate of growth is not necessarily indicative of future performance. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The client/server applications software market, including the market for decision support software, is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards. Because the Company offers multiple products, the Company competes with a variety of other companies depending on the target market for their applications software products. In the EIS market, the Company competes primarily with Oracle Corporation, which recently purchased Express software from Information Resources, Inc.; Information Resources, Inc., which retained rights to Express software for certain applications; The Dun and Bradstreet Corporation, which purchased Pilot Software; and certain other software vendors. In the financial reporting applications market, the Company's principal competitor is Hyperion Software Corporation, which is generally recognized as the current market leader for stand-alone financial consolidation applications. In the retail decision support applications market, the Company competes with traditional EIS providers that do not have specific merchandise planning applications and with a number of smaller software providers. The Company also competes with a variety of additional software companies, third-party professional services organizations that develop custom software and with internal information technology departments which develop decision support solutions. Among the Company's current and potential competitors are also a number of large software companies, including developers of spreadsheets, RDBMSs, data warehouses, database query and reporting tools and transaction processing-based applications, that may elect to increase the decision support capabilities of their current products or that may develop or acquire products that compete with the Company's products. Increased competition could result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition. See "Business -- Competition."

RELIANCE ON RELATIONSHIPS WITH ARBOR SOFTWARE CORPORATION AND OTHER THIRD
PARTIES

     The Company licenses certain software from third parties and incorporates such software into its products. Generally, these licenses are non-exclusive worldwide licenses providing for varying royalty payments and expiration dates. See "Business -- Licensed Technologies" for information concerning the software the Company licenses from third parties. In particular, the Company is substantially dependent on Essbase, multidimensional database software developed by the Arbor Software Corporation ("Arbor") which is incorporated in several of the Company's major products, and is expected to be incorporated in certain future products. Because Essbase is the OLAP technology which provides the critical multidimensional functionality for Commander OLAP and is an integral component of the Company's ARTHUR product line, loss of the Company's rights to Essbase, or any change impacting the availability of Essbase, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if there is any significant change in the competitiveness of Essbase, the Company could be required to undertake an expensive and time-consuming revision of its products to operate on competitive products or technologies, and the Company's business, results of operations and financial condition could be materially adversely affected.

     In the future, the Company intends to increase the rate at which it licenses software tools from third parties for incorporation into its products as part of its strategy to reduce product development risk and time to market for new products and product enhancements. Incorporating third-party software into its products subjects the Company to risks that its third-party vendors will refuse to renew a license, or become unable or unwilling to support and enhance their products in a manner that satisfies the Company's requirements. If the Company were unable to renew these licenses, or if its third-party vendors were to become unable or unwilling to support and enhance their products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could adversely impact the ability of the Company to sell its current products, cause delays in the development and introduction of new products and increase the Company's cost of development of such products. The occurrence of any of the foregoing risks associated with licensing software from third parties could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Licensed Technologies."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

     The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in customer requirements and frequent introductions and enhancements of competitive products. The Company's success and future financial performance will depend on its ability to anticipate these changes as they occur and to enhance its existing products and develop new products in a timely and cost-effective manner which keeps pace with these changes.

     The Company has been required to make several technological and product transitions in response to changing market conditions. Most recently, these transitions have included the adaptation of its products from the mainframe to the client/server environment and the modification of its products to run on the Windows operating environment. The most recent transition from mainframe-to client/server-based products required a significant financial investment by the Company in research and development over a number of years, financed by operating cash flow and increased bank borrowings. During this transition, the Company experienced a period of significantly decreased revenue and net income, including net losses in fiscal 1992 and fiscal 1993, and incurred significant unusual and restructuring related costs, which included the write-off of the Company's remaining capitalized software associated with its mainframe-based products. There can be no assurance that the Company will be able to successfully accomplish future technological or product transitions, that the Company will not experience significant delays in developing new products or enhancements required to accomplish such transitions or that the Company will have sufficient financial resources available to it to finance such efforts. There can be no assurance as to the impact that any such transition would have on the Company's revenue or profitability. In addition, there can be no assurance that the Company's new products and enhancements will adequately address the changing needs of the marketplace and achieve market acceptance or that developments by others will not render the Company's products obsolete or noncompetitive. As required by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," a substantial portion of the Company's software development costs have been capitalized. Any failure of the related products to achieve and sustain market acceptance could result in the write-off of all or part of such capitalized costs. Any such failure or write-off could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company has a number of ongoing development projects for the enhancement of existing products and the introduction of new products. There can be no assurance that products under development will be completed successfully or on time or that they will include the features required to achieve market acceptance. Failure of these new product development projects could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Research and Product Development."

UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S NEW PRODUCT OFFERINGS

     The Company's business strategy involves the development and licensing of client/server decision support applications software designed to address specific industry or functional markets. Although the Company has been successful in the past in developing and licensing software applications designed to address specific industry or functional markets, such as its financial reporting and retail applications, the Company intends to introduce additional applications in the Company's current markets and markets not previously served by the Company. There can be no assurance that the Company's current or future applications will achieve widespread market acceptance or that sales of such products will be sufficient to justify the development, marketing and other expenses associated with such products. Failure of the Company's products, whether internally developed or acquired, to achieve widespread market acceptance or the need to rewrite certain products could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- The Comshare Solution" and "-- Business Strategy."

DEPENDENCE ON SALES TO INSTALLED BASE

     A substantial percentage of the Company's licenses of its recently introduced client/server applications software has been made to customers of the Company's earlier generation of mainframe-based products. In fiscal 1995, 54% of the Company's software license revenue was attributable to software licenses sold to companies that had purchased an earlier generation of the Company's products. The Company's revenue in future periods will depend in large part on its continued ability to sell its products to existing customers, as well as to customers that are not previous users of the Company's products. Failure to successfully transition the Company's existing base of mainframe customers to the Company's client/server products, or failure of such products to be adopted by new customers, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Business Strategy" and "-- Products."

INTERNATIONAL OPERATIONS

     The Company derived 57%, 55% and 55% of its total revenue from outside North America in fiscal 1993, 1994 and 1995, respectively, and expects that revenue generated outside of North America will continue to represent a significant portion of the Company's total revenue. This international business is subject to various risks inherent in international activities, including the impact on the Company's operations of, and the burdens of complying with, a wide variety of laws, regulations, rules and policies of local foreign governments, such as those relating to currency controls, hiring and termination of employees, import restrictions and the protection of propriety rights. There can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products. In addition, a substantial percentage of the Company's international revenue is attributable to sales by the Company's international distributors and agents. Although no one distributor or agent accounted for more than 5% of the Company's total revenue in fiscal 1995, the loss of one or more of such distributors or agents could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company intends to develop programs to increase the dollar level of revenue generated by these distributors and agents. There can be no assurance that such programs will be successful or that the Company's will be able to continue to generate sales through distributors and agents at or above current levels. See "Business -- Business Strategy" and "-- Sales and Marketing."

     The Company's international operations also expose the Company to constantly fluctuating currency rates. Currency fluctuations have in the past adversely affected, and may in the future adversely affect, the Company's reported revenue, expenses and shareholders' equity. The Company's international sales are primarily denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies may have the effect of reducing the Company's reported revenue and profits from international sales denominated in such currencies. If the Company were to increase its prices in certain markets in response to such fluctuations, its products may be less competitive in those markets. Currency exchange rate fluctuations can also result in gains and losses from foreign currency exchange transactions. The Company at various times has entered into forward exchange contracts to hedge exposures related to foreign currency exchange transactions. Because the Company only selectively hedges against certain large transactions that present the most exposure to exchange rate fluctuations, the Company's results of operations will continue to be impacted by fluctuations in foreign currency exchange rates, which at times could be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to Consolidated Financial Statements.

     The Company also believes that it is exposed to greater risks of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. Although the Company is not aware of any significant unauthorized use of its proprietary software to date, there can be no assurance that it will not experience such unauthorized use in the future. See "Risk Factors -- Limited Intellectual Property Protection" and "-- Intellectual Property."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on its ability to attract and retain key management, sales, consulting and technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able retain its key managerial, sales, consulting and technical employees or that it will be able to attract, assimilate or retain such highly qualified managerial, sales, consulting or technical personnel as may be required in the future. If the Company is unable to retain its key managerial, sales, consulting and technical personnel, or attract, assimilate and retain additional qualified personnel as needed, the Company's business, results of operations and financial condition could be materially adversely effected.

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's success is dependent on its proprietary technology. The Company does not hold any material patents and seeks to protect its technology primarily through trademarks, copyrights, employee and third-party non-disclosure agreements and trade secret laws, which afford only limited protection. The Company's software products are generally licensed to customers under license agreements which generally restrict usage to internal operations and prohibit unauthorized reproduction or transfer to third parties. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, certain provisions of the Company's contracts prohibiting unauthorized reproduction may be unenforceable under the laws of certain foreign countries. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar or superior technology. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that any such claims will not require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time consuming and could have a material adverse effect on the Company's business, results of operations and financial condition regardless of the outcome of such litigation. See "Business -- Intellectual Property."

RISK OF SOFTWARE DEFECTS

     Software products as internally complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite extensive product testing by the Company, the Company has in the past released versions of its products with defects that were not discovered until after commencement of commercial shipment. Although the Company has not experienced material adverse effects resulting from any such defects and errors in current commercially released products to date, there can be no assurance that despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments. Such defects or errors could result in damage to the Company's reputation, loss of revenues, delay in market acceptance, diversion of development and consulting resources and an increase in service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Products" and "-- Research and Product Development."

PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state, local or foreign laws or ordinances currently in effect or enacted in the future or of unfavorable judicial decisions. Although the Company has not experienced any product liability claims with respect to its software products to date, the sale and support of the Company's products and the incorporation of products developed by third parties may entail the risk of such claims. A product liability claim brought against the Company, regardless of the merits of such claim, could have a material adverse effect upon the Company's business, results of operations and financial condition.

STOCK PRICE VOLATILITY

     The trading price of the Company's Common Stock has been and in the future could be subject to wide fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, the Company reporting results of operations below the expectations of public market analysts and investors, changes in earnings estimates by securities analysts, general conditions in the software, decision support and computer industries and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price of the stock of many high technology companies and that have often been unrelated or disproportionate to the operating results of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The trading prices of these companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. In particular, the trading price of the Company's Common Stock in the most recent quarter is at its all-time high and reflects the current increased price/earnings ratios of high technology companies in general. There can be no assurance that the trading price of the Common Stock will remain at or near its current level. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALES; ADVERSE EFFECT ON MARKET PRICE

     Sales of substantial amounts of the Company's Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Immediately upon completion of this Offering, the Company will have 9,366,635 shares of Common Stock outstanding, all of which, including the 2,160,000 shares offered hereby, will be freely tradeable without restriction under the Securities Act, unless they are held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act of 1993, as amended (the "Securities Act"). Of the Company's outstanding shares, shares are subject to lock-up agreements pursuant to which they may not be sold or transferred for 90 days after the date of this Prospectus. However, Robertson, Stephens & Company, in its sole discretion, may release the shareholders from these lock-up agreements, in whole or in part, at any time and without notice. No prediction can be made as to the effect, if any, that sales of any such shares will have on the market price of the Common Stock prevailing from time to time. See "Selling Shareholders" and "Shares Eligible For Future Sale."

ANTI-TAKEOVER EFFECT OF BYLAWS AND MICHIGAN LAW

     The Company's Bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Company's Board of Directors is authorized to issue preferred stock and additional shares of Common Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock, and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company. These provisions could limit the price that investors would be willing to pay in the future for shares of Common Stock and could make it more difficult for shareholders of the Company to effect certain corporate actions. See "Description of Common Stock -- Anti-Takeover Effects of the Company's Bylaws and of Michigan Law."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,125,000 shares of Common Stock offered by the Company hereby are estimated to be $19,201,000 ($22,116,000 if the over-allotment option is exercised in full), assuming a public offering price of $18.33 per share and after deducting the Underwriting Discounts and Commissions and estimated offering expenses payable by the Company.

     The Company will use a portion of the net proceeds from the sale of its Common Stock to repay outstanding bank borrowings. As of September 30, 1995, the outstanding principal amount owed to the Company's banks under its lines of credit was approximately $4.6 million. The Company has not yet identified specific uses for the remainder of the net proceeds. The Company expects to use such remaining net proceeds for working capital and general corporate purposes. Net proceeds may also be used to acquire or invest in complementary businesses or technologies, although the Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, short-term, interest-bearing instruments.

     The Company will not receive any proceeds from the sale of shares of Common Stock by Selling Shareholders. See "Selling Shareholders."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CSRE. As of September 25, 1995, there were approximately 1,204 holders of record of the Company's Common Stock.

     The following table sets forth the high and low per share trading prices of the Company's Common Stock, as reported on the Nasdaq National Market. All amounts in the following table have been adjusted to reflect a three-for-two stock split to be effective on November 22, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995.

                                                                      HIGH        LOW
                                                                     ------      ------
         FISCAL 1993
         First Quarter............................................   $ 7.50      $ 4.50
         Second Quarter...........................................     9.83        4.83
         Third Quarter............................................     9.50        4.67
         Fourth Quarter...........................................     5.17        3.83

         FISCAL 1994
         First Quarter............................................   $ 7.33      $ 3.83
         Second Quarter...........................................     7.83        6.33
         Third Quarter............................................     8.50        6.00
         Fourth Quarter...........................................     9.33        6.17

         FISCAL 1995
         First Quarter............................................   $ 8.50      $ 6.00
         Second Quarter...........................................     9.83        7.17
         Third Quarter............................................    11.50        8.83
         Fourth Quarter...........................................    14.33       10.00

         FISCAL 1996
         First Quarter............................................   $21.58      $13.50

     On October 9, 1995, the closing price of the Company's Common Stock was $18.33, as adjusted to reflect the three-for-two stock split described above.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock since its incorporation. It is the Company's present policy to retain earnings for use in the Company's business. Accordingly, the Company does not anticipate that cash dividends will be paid in the foreseeable future. Certain of the Company's credit agreements contain covenants which prohibit the payment of dividends on the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 1995, and (ii) as adjusted to give effect to the sale of the 1,125,000 shares of Common Stock offered by the Company at the assumed public offering price of $18.33 per share and application of the estimated net proceeds thereof. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                             JUNE 30, 1995
                                                                         ----------------------
                                                                                         AS
                                                                         ACTUAL       ADJUSTED
                                                                         -------      ---------
                                                                             (IN THOUSANDS)
Long-term debt........................................................   $ 5,436       $    --
Shareholders' equity:
  Capital stock:
     Preferred stock, no par value; 5,000,000 shares authorized, none
      issued..........................................................        --            --
     Common stock, $1.00 par value; 20,000,000 shares authorized(1);
      8,221,234 shares issued and outstanding, actual; 9,346,234
      shares issued and outstanding, as adjusted......................     8,221         9,346
  Capital contributed in excess of par................................    13,199        31,275
  Retained earnings...................................................    15,500        15,500
  Currency translation adjustments....................................    (3,239)       (3,239)
                                                                         -------       -------
                                                                          33,681        52,882
  Less -- Notes receivable............................................    (1,133)       (1,133)
                                                                         -------       -------
         Total shareholders' equity...................................    32,548        51,749
                                                                         -------       -------
           Total capitalization.......................................   $37,984       $51,749
                                                                         =======       =======

---------------
(1) Assumes that the Company's shareholders approve an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 on November 18, 1995.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes selected consolidated financial data which should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of June 30, 1993, 1994 and 1995 and for each of the three fiscal years in the period ended June 30, 1995 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.

                                                                   YEAR ENDED JUNE 30,
                                                          --------------------------------------
                                                            1993           1994           1995
                                                          --------       --------       --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses....................................   $ 40,397       $ 37,871       $ 49,294
  Software maintenance.................................     43,064         41,625         36,649
  Implementation, consulting and other services........     21,733         17,130         22,415
                                                          --------       --------       --------
       Total revenue...................................    105,194         96,626        108,358
                                                          --------       --------       --------
Costs and expenses:
  Selling and marketing................................     54,065         46,457         45,283
  Cost of revenue and support..........................     20,528         17,670         24,799
  Internal research and product development............     22,989         19,293         16,180
  Internally capitalized software......................    (15,035)       (13,193)       (11,667)
  Software amortization................................     10,761         12,517         13,250
  General and administrative...........................     11,668          9,891(1)      11,663
  Unusual charge.......................................         --             --          6,365
  Restructuring related costs..........................      1,489          2,343             --
                                                          --------       --------       --------
       Total costs and expenses........................    106,465         94,978        105,873
                                                          --------       --------       --------
Income (loss) from operations..........................     (1,271)         1,648          2,485
Other income (expense):
  Interest income......................................        298             79            157
  Interest expense.....................................       (611)          (568)          (669)
  Exchange gain (loss).................................        480            (25)           307
                                                          --------       --------       --------
       Total other income (expense)....................        167           (514)          (205)
                                                          --------       --------       --------
Income (loss) before taxes.............................     (1,104)         1,134          2,280
Provision (benefit) from income taxes..................        659            912         (3,048)(2)
                                                          --------       --------       --------
Net income (loss)......................................   $ (1,763)      $    222       $  5,328
                                                          ========       ========       ========
Net income (loss) per common share.....................   $  (0.22)      $   0.03       $   0.63
                                                          ========       ========       ========
Weighted average number of common and dilutive common
  equivalent shares....................................      7,978          8,234          8,398
                                                          ========       ========       ========

                                                                         JUNE 30,
                                                          --------------------------------------
                                                            1993           1994           1995
                                                          --------       --------       --------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash...................................................    $ 2,593        $ 1,774        $ 1,398
Total assets...........................................     92,582         88,944         79,310
Long-term debt.........................................     16,058         15,354          5,436
Total shareholders' equity.............................     26,161         26,506         32,548

---------------
(1) Includes a $1.1 million gain from the sale of undeveloped land.

(2) Includes a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. Since its inception in 1966, the Company has accomplished several technology and product transitions. Prior to 1992, the Company was principally involved in the development, marketing and support of mainframe-based executive information systems. Beginning in 1992, in response to the market shift away from mainframes to client/server technology, the Company began to transition its products to the client/server environment. Today, all of the Company's major products are available for client/server implementations.

     The Company's revenue in fiscal 1993, 1994 and 1995 was significantly impacted by the growth of client/server software license and maintenance revenue and the decline in mainframe software license and maintenance revenue, which offset the client/server growth in fiscal 1993 and 1994. As a result of the release of the Company's new client/server and Windows-based products beginning in mid-fiscal 1994, client/server software license and maintenance revenue increased 15.3% and 39.3% in fiscal 1994 and fiscal 1995, respectively. Mainframe software license and maintenance revenue declined 24.2% and 35.3%, in fiscal 1994 and fiscal 1995, respectively. During fiscal 1995, for the first time, the dollar increase in client/server software license and maintenance revenue exceeded the dollar decline in mainframe software license and maintenance revenue. The fiscal 1995 increase in client/server software license and maintenance revenue was driven by increases in client/server software licenses across all three of the Company's decision support markets.

     In connection with the Company's transition to client/server platforms, the Company significantly downsized its operations and wrote off all of its capitalized mainframe software. These actions resulted in unusual or restructuring related costs of $1.5 million, $2.3 million and $6.4 million in fiscal 1993, 1994 and 1995, respectively. The Company's fiscal 1995 results also included a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.

     The Company's products are sold by direct sales organizations in the United States, Canada, the United Kingdom, France, Germany and Australia and by an extensive network of agents and distributors covering 34 countries not directly served by the Company. In fiscal 1995, 55.3% of the Company's revenue was derived from sales outside of North America.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue and the percentage change in the dollar amounts of certain financial data over the prior year:

                                                                                       PERCENT
                                                                                 INCREASE (DECREASE)
                                                    YEAR ENDED JUNE 30,        -----------------------
                                                 -------------------------     1994 OVER     1995 OVER
                                                 1993      1994      1995        1993          1994
                                                 -----     -----     -----     ---------     ---------
Revenue:
  Software licenses...........................    38.4%     39.2%     45.5%        (6.3)%        30.2%
  Software maintenance........................    41.0      43.1      33.8         (3.3)        (12.0)
  Implementation, consulting and other
     services.................................    20.6      17.7      20.7        (21.2)         30.9
                                                 -----     -----     -----
       Total revenue..........................   100.0     100.0     100.0         (8.1)         12.1
Costs and expenses:
  Selling and marketing.......................    51.4      48.1      41.8        (14.1)         (2.5)
  Cost of revenue and support.................    19.5      18.3      22.9        (13.9)         40.3
  Internal research and product development...    21.9      20.0      14.9        (16.1)        (16.1)
  Internally capitalized software.............   (14.3)    (13.7)    (10.8)       (12.3)        (11.6)
  Software amortization.......................    10.2      13.0      12.2         16.3           5.9
  General and administrative..................    11.1      10.2      10.8        (15.2)         17.9
  Unusual charge..............................      --        --       5.9           --             *
  Restructuring related costs.................     1.4       2.4        --         57.4             *
                                                 -----     -----     -----
       Total costs and expenses...............   101.2      98.3      97.7        (10.8)         11.5
Income (loss) from operations.................    (1.2)      1.7       2.3            *          50.8
Other income (expense)........................     0.2      (0.5)     (0.2)           *          60.1
                                                 -----     -----     -----
Income (loss) before taxes....................    (1.0)      1.2       2.1            *         101.1%
Provision (benefit) for income taxes..........     0.6       1.0      (2.8)        38.4%            *
                                                 -----     -----     -----
Net income (loss).............................    (1.6)%     0.2%      4.9%           *             *
                                                 =====     =====     =====

---------------
* Not meaningful.

     The following table sets forth, for the periods indicated, certain sources of software license revenue in dollar amounts and the percentage change in the dollar amounts of such sources over the prior year:

                                                                                        PERCENT
                                                                                  INCREASE (DECREASE)
                                                     YEAR ENDED JUNE 30,         ----------------------
                                                -----------------------------    1994 OVER    1995 OVER
                                                 1993       1994       1995        1993         1994
                                                -------    -------    -------    ---------    ---------
                                                       (IN THOUSANDS)
Software license revenue:
  Client/server:
     EIS.....................................   $13,785    $15,849    $26,748       15.0%        68.8%
     Financial Reporting.....................     7,291      7,160     10,047       (1.8)        40.3
     Retail Decision Support.................     2,945      5,075      8,506       72.3         67.6
     Other...................................        --        220        210          *        (4.6)
                                                -------    -------    -------
       Total Client/Server...................    24,021     28,304     45,511       17.8         60.8
  Mainframe..................................    16,264      9,375      3,783     (42.4)       (59.6)
  Other......................................       112        192         --       71.4            *
                                                -------    -------    -------
       Total software license revenue........   $40,397    $37,871    $49,294       (6.3)        30.2
                                                =======    =======    =======
Software maintenance revenue:
  Client/server..............................   $16,526    $18,456    $19,620       11.7          6.3
  Mainframe..................................    25,970     22,639     16,932      (12.8)       (25.2)
  Other......................................       568        530         97       (6.7)      (81.7)
                                                -------    -------    -------
       Total software maintenance revenue....   $43,064    $41,625    $36,649       (3.3)%      (12.0)%
                                                =======    =======    =======

---------------
* Not meaningful.

FISCAL 1995 COMPARED WITH FISCAL 1994

REVENUE

     The Company's revenue consists of software license, software maintenance and implementation, consulting and other service revenue. Software license revenue is recognized once the customer contract has been executed and the product has been shipped; software maintenance revenue is recognized over the term of the maintenance contract; and implementation, consulting and other service revenue is recognized as services are performed.

     Total revenue for fiscal 1995 increased 12.1% to $108.4 million from $96.6 million in fiscal 1994. This revenue growth was primarily due to the increase in client/server software license revenue, reflecting the release of the Company's new products during the past 18 months.

     Software License Revenue. Total software license revenue in fiscal 1995 increased 30.2% to $49.3 million, or 45.5% of total revenue, from $37.9 million, or 39.2% of total revenue in fiscal 1994. Software license revenue from client/server products in fiscal 1995 increased 60.8% to $45.5 million, or 92.3% of total software license revenue, from $28.3 million, or 74.7% of total software license revenue in fiscal 1994. Software license revenue from the Company's mainframe products in fiscal 1995 decreased 59.6% to $3.8 million, or 7.7% of total software license revenue, from $9.4 million, or 24.8% of total software license revenue in fiscal 1994. Software license revenue from mainframe products is expected to continue to decline as the Company continues to emphasize its client/server products.

     Software license revenue increased in all three decision support market areas. In the EIS market, software license revenue in fiscal 1995 increased 25.7% to $29.8 million, or 60.4% of total software license revenue, from $23.7 million, or 62.5% of total software license revenue in fiscal 1994. Software license revenue for the Company's client/server EIS products in fiscal 1995 increased 68.8% to $26.8 million, or 54.3% of total software license revenue, from $15.8 million, or 41.9% of total software license revenue in fiscal 1994, principally due to the March 1994 release of Commander OLAP. This increase in EIS client/server software license revenue was partially offset by declines in EIS mainframe software license revenue. Software license revenue for the Company's client/server financial reporting products in fiscal 1995 increased 40.3% to $10.0 million, or 20.4% of total software license revenue, from $7.2 million, or 18.9% of total software license revenue in fiscal 1994, principally due to the release of Windows versions of Commander FDC and Commander Budget. In the retail decision support applications market area, software license revenue in fiscal 1995 increased 40.9% to $9.1 million, or 18.5% of total software license revenue, from $6.5 million, or 17.1% of total software license revenue in fiscal 1994. Software license revenue for the Company's client/server retail decision support products in fiscal 1995 increased 67.6% to $8.5 million, or 17.3% of total software license revenue, from $5.1 million, or 13.4% of total software license revenue in fiscal 1994, principally as a result of new client/server releases of ARTHUR Planning and ARTHUR Plan Monitor.

     Software Maintenance Revenue. Software maintenance revenue in fiscal 1995 decreased 12.0% to $36.6 million, or 33.8% of total revenue, from $41.6 million, or 43.1% of total revenue in fiscal 1994. The decrease was primarily due to the decline in software maintenance revenue from mainframe products. Mainframe software maintenance revenue in fiscal 1995 decreased 25.2% to $16.9 million, or 46.2% of total software maintenance revenue, from $22.6 million, or 54.4% of total software maintenance revenue in fiscal 1994. The decrease was principally due to the conversion of certain agents to distributors, the impact of maintenance cancellations and price discounts on multi-year agreements. Client/server software maintenance revenue in fiscal 1995 increased 6.3% to $19.6 million, or 53.5% of total software maintenance revenue, from $18.5 million, or 44.3% of total software maintenance revenue in fiscal 1994. The increase was due to the growth in client/server software licenses, partially offset by the conversion of certain agents to distributors. The conversion of certain agents to distributors in fiscal 1994 impacted the comparability of software maintenance revenue in fiscal 1995 and fiscal 1994. When an agent converts to a distributor, sales are made directly to the distributor rather than the end-user, and the distributor assumes the obligation of providing maintenance. In addition, the revenue from distributors is recognized net of fees (which fees are approximately the same as agent fees, but unlike agent fees, are not recorded as selling expenses), and revenue from agents is recognized before deducting their fees. As a result, the conversion of agents to distributors reduced reported software maintenance revenue in fiscal 1995, without a material impact on operating profits. In addition, in fiscal 1994, software maintenance revenue benefited from the nonrecurring release of approximately $1.6 million of deferred software maintenance revenue related to the conversion of the Company's Belgium and Holland offices to an independent agency and to the conversion of certain of the Company's agents to distributors. Included in fiscal 1994 operating expenses was approximately $0.9 million of costs associated with the recording of this software maintenance revenue.

     Implementation, Consulting and Other Service Revenue. Implementation, consulting and other service revenue in fiscal 1995 increased 30.9% to $22.4 million, or 20.7% of total revenue, from $17.1 million, or 17.7% of total revenue in fiscal 1994. The increase in client/server software license revenue during the fiscal period in all three decision support market areas created increased demand for implementation, consulting and other services.

COSTS AND EXPENSES

     Total operating expenses, excluding restructuring and unusual charges, in fiscal 1995 increased 7.4% to $99.5 million, with an operating profit margin of 8.2%, compared with $92.6 million, with an operating profit margin of 4.1% in fiscal 1994.

     Selling and Marketing Expense. The Company's selling and marketing expense primarily includes employee costs, travel costs, agent fees, facilities expenses and advertising. Selling and marketing expense in fiscal 1995 decreased 2.5% to $45.3 million, or 41.8% of total revenue, from $46.5 million, or 48.1% of total revenue in fiscal 1994. The decrease was principally due to a $5.4 million reduction in agent fees as a result of the conversion of certain agents to distributors. Partially offsetting this decline was a $3.8 million increase in direct selling and marketing expenses during fiscal 1995 to support the increased revenue base.

     Cost of Revenue and Support Expense. Cost of revenue and support includes direct costs of producing software, royalty expense for licensed technologies, customer support costs and costs related to service revenue. Cost of revenue and support in fiscal 1995 increased 40.3% to $24.8 million, or 22.9% of total revenue, from $17.7 million, or 18.3% of total revenue in fiscal 1994. The increase is primarily attributed to royalty fees related to the use of Arbor's multidimensional database software, Essbase, in certain of the Company's products and to personnel and outside contract costs associated with the growth in implementation, consulting and other services.

     Internal Research and Product Development; Internally Capitalized Software; Software Amortization Expense. Internal research and product development expense primarily includes employee costs, facilities expenses and computer hardware and software costs. Internal research and product development expense in fiscal 1995 decreased 16.1% to $16.2 million, or 14.9% of total revenue, from $19.3 million, or 20.0% of total revenue in fiscal 1994. The decrease was primarily attributable to staff reductions made at the end of 1994. These reductions principally reflected the Company's change in development strategy to include the increased utilization of technology developed by third parties, which the Company believes shortens development cycles, minimizes investment in software tools and accelerates time to market. The decrease in internal research and product development costs resulted in lower internally capitalized software in fiscal 1995 of $11.7 million, or 10.8% of total revenue, compared with $13.2 million, or 13.7% of total revenue, in fiscal 1994. Software amortization expense increased 5.9% to $13.2 million in the current year, or 12.2% of total revenue, from $12.5 million, or 13.0% of total revenue in fiscal 1994. The increase in software amortization expense was a result of new client/server product enhancements released during the previous year. The Company expects software amortization expense to exceed internally capitalized software in fiscal 1996, but does not expect net software amortization expense in fiscal 1996 to be materially different from net software amortization expense in the fiscal 1995.

     General and Administrative Expense. General and administrative expense primarily includes employee costs, facilities expenses and professional fees. General and administrative expense in fiscal 1995 increased 17.9% to $11.7 million, or 10.8% of total revenue, from $9.9 million, or 10.2% of total revenue in fiscal 1994. General and administrative expense, after excluding the $1.1 million gain on the sale of undeveloped land which was included in general and administrative expense in fiscal 1994, increased 6.4% in fiscal 1995, as compared with the prior year. This increase in general and administrative expenses principally related to employee costs, including relocation, travel and incentives.

     Unusual Charge. An unusual charge of $6.4 million was recorded in fiscal 1995 due to the write-off of capitalized software associated with the Company's mainframe products. The write-off was the result of the Company's 1996 product plans to focus primarily on client/server decision support applications software and the decreased industry emphasis on mainframe decision support software products. In addition, the Company recently implemented a marketing strategy to migrate its existing clients using mature mainframe products to its new client/server products. The above factors will reduce the future revenue from mainframe software, which prompted the Company to write off the remainder of its capitalized mainframe software.

INTEREST EXPENSE

     Interest expense in fiscal 1995 increased 17.8% to $0.7 million, from $0.6 million in fiscal 1994. The increase was primarily due to the loan origination fees associated with amending and restating a domestic credit agreement with the Company's banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BENEFIT FOR INCOME TAXES

     The benefit from income taxes was $3.0 million in fiscal 1995, as compared with an income tax provision of $0.9 million for fiscal 1994. The income tax benefit included the release of tax valuation reserves of $2.5 million related to tax credits, attributable to the significant improvement in the Company's profitability in fiscal 1995, which allowed for the realization of a significant portion of these credits. In addition, settlements with tax authorities regarding certain outstanding issues allowed the Company to release tax reserves of $1.6 million previously established against these exposures. The net tax assets remaining are projected by the Company to be substantially utilized by fiscal 1997, well before expiration. A comparative analysis of the factors influencing the effective income tax rate is presented in Note 8 of Notes to Consolidated Financial Statements.

FOREIGN CURRENCY

     In fiscal 1995, 55.3% of Comshare's total revenue was from outside North America. Most of the Company's international revenue is denominated in foreign currencies. Foreign currency fluctuations in fiscal 1995 impacted operating income as currency fluctuations on revenue denominated in a foreign currency were offset by expenses denominated in foreign currency. Overall, total revenue and total expenses would have been approximately $3.6 million and $3.3 million lower, respectively, with an estimated net $0.3 million negative impact on pre-tax profit for fiscal 1995, at comparable exchange rates.

     The Company recognizes currency transaction gains and losses in the period of occurrence. As currency rates are constantly changing, these gains and losses can, at times, fluctuate greatly. The Company had an exchange gain of $0.3 million in fiscal 1995, attributable to the strengthening of the Deutsche mark and French franc against the British pound. At various times, the Company denominates borrowings in foreign currencies and enters into forward exchange contracts to hedge exposures related to foreign currency transactions. In general, the Company uses forward exchange contracts selectively to hedge against certain large transactions that present the most exposure to exchange rate fluctuations. The Company had two forward contracts totaling $2.2 million outstanding at June 30, 1995.

FISCAL 1994 COMPARED WITH FISCAL 1993

REVENUE

     Total revenue for fiscal 1994 decreased 8.1% to $96.6 million from $105.2 million in fiscal 1993. The decrease was principally due to both the decline in revenue from mainframe sources and the weakening of foreign currencies against the U.S. dollar in fiscal 1994. Overall, total revenue for fiscal 1994 would have been approximately $5.5 million higher, as compared to fiscal 1993 levels, at comparable exchange rates.

     Software License Revenue. Total software license revenue in fiscal 1994 decreased 6.3% to $37.9 million, or 39.2% of total revenue, compared with $40.4 million, or 38.4% of total revenue in fiscal 1993. Software license revenue from client/server products in fiscal 1994 increased 17.8% to $28.3 million, or 74.7% of total software license revenue, from $24.0 million, or 59.5% of total software license revenue in fiscal 1993. Software license revenue from the Company's mainframe products in fiscal 1994 decreased 42.4% to $9.4 million, or 24.8% of total software license revenue, from $16.3 million, or 40.3% of total software license revenue in fiscal 1993. The Company believes that this decline was due to the industry slowdown in sales of mainframe computer software as customers migrated to new generation client/server operating systems from their traditional mainframe operating systems.

     In the EIS market, software license revenue in fiscal 1994 decreased 17.7% to $23.7 million, or 62.5% of total software license revenue, from $28.8 million, or 71.3% of total software license revenue in fiscal 1993, primarily due to the decline in mainframe software license revenue partially offset by the revenue resulting from the March 1994 release of the Company's Commander OLAP product. Software license revenue from financial reporting applications remained essentially unchanged in fiscal 1994 at $7.3 million, compared with the prior year. Retail decision support software license revenue in fiscal 1994 increased 54.8% to $6.5 million, or 17.1% of total software license revenue, from $4.2 million, or 10.4% of total software license revenue in fiscal 1993, principally as a result of the international release of a new Windows version of ARTHUR Planning.

     Software Maintenance Revenue. Total software maintenance revenue in fiscal 1994 decreased 3.3% to $41.6 million, or 43.1% of total revenue, from $43.1 million, or 41.0% of total revenues in fiscal 1993. Mainframe software maintenance revenue in fiscal 1994 decreased 12.8% to $22.6 million, or 54.4% of total software maintenance revenue, from $26.0 million, or 60.3% of total software maintenance revenue in fiscal 1993. Partially offsetting the decline was the increase in software maintenance revenue from client/server products, which in fiscal 1994 increased 11.7% to $18.5 million, or 44.3% of total software maintenance revenue, from $16.5 million, or 38.4% of total software maintenance revenue in fiscal 1993.

     During fiscal 1994, software maintenance revenue benefited from the release of approximately $1.6 million of deferred revenue related to the conversion of the Company's Belgium and Holland offices to an independent agent and to the conversion of certain of the Company's agents to distributors. Included in operating expenses was approximately $0.9 million of costs associated with the recording of the maintenance revenue.

     Implementation, Consulting and Other Service Revenue. Implementation, consulting and other service revenue in fiscal 1994 decreased 21.2% to $17.1 million, or 17.7% of total revenue, from $21.7 million, or 20.6% of total revenue in fiscal 1993. The decrease in implementation, consulting and other service revenue was partially due to the decline in mainframe software license revenue and increased competition from small implementation and consulting service companies, as well as to management changes in France in the second quarter.

COSTS AND EXPENSES

     Total costs and expenses for fiscal 1994 and fiscal 1993 included $2.3 million and $1.5 million, respectively, of restructuring related costs. Excluding the restructuring related costs, total costs and expenses in fiscal 1994 decreased 11.8% to $92.6 million from $105.0 million in fiscal 1993. The weakening of foreign currencies against the U.S. dollar in fiscal 1994 caused $4.8 million of the decline in total costs and expenses from fiscal 1993 levels. The remaining $6.4 million of the decline was primarily the result of cost containment actions taken by the Company at the end of fiscal 1993, most of which related to personnel reductions implemented in connection with the restructuring.

     Selling and Marketing Expense. Selling and marketing expense in fiscal 1994 decreased 14.1% to $46.5 million, or 48.1% of total revenue, from $54.1 million, or 51.4% of total revenue in fiscal 1993. The decrease was principally due to cost containment actions taken by the Company at the end of fiscal 1993.

     Cost of Revenue and Support Expense. Cost of revenue and support decreased 13.9% to $17.7 million, or 18.3% of total revenue in fiscal 1994, from $20.5 million or 19.5% of total revenue in fiscal 1993. The decline was principally caused by lower costs associated with the $4.6 million decline in implementation, consulting and other service revenue. This was partially offset by the inclusion of $1.0 million of royalty expense in fiscal 1994 for products licensed from others for use in the Company's product offerings. The increase in royalty expense was principally due to the initiation in March 1994 of sales of products which incorporated Essbase, multidimensional database software licensed from Arbor.

     Internal Research and Product Development; Internally Capitalized Software; Software Amortization Expense. Internal research and product development expense decreased 16.1% to $19.3 million, or 20.0% of total revenue in fiscal 1994, compared with $23.0 million, or 21.9% of total revenue in fiscal 1993. The decrease was principally due to cost containment actions. The decrease in internal research and product development expense resulted in lower internally capitalized software in fiscal 1994 of $13.2 million, or 13.7% of total revenue, compared with $15.0 million, or 14.3% of total revenue in fiscal 1993. Software amortization expense in fiscal 1994 increased 16.3% to $12.5, or 13.0% of total revenue, from $10.8 million, or 10.2% of total revenue in fiscal 1993. The increase was primarily due to several products that were commercially released during the fourth quarter of fiscal 1993 and the first quarter of fiscal 1994.

     General and Administrative Expense. General and administrative expense decreased 15.2% to $9.9 million, or 10.2% of total revenue in fiscal 1994, from $11.7 million, or 11.1% of total revenue in fiscal 1993. The decrease was primarily attributable to the $1.1 million gain on the sale of undeveloped land in the second quarter of fiscal 1994 included in general and administrative expense.

     Restructuring Related Costs. Restructuring related costs were $2.3 million in fiscal 1994 and represented provisions for management actions or plans in connection with restructuring, primarily related to staff reductions. For the period ended June 30, 1994, the restructuring related costs included staff reductions of approximately 50 employees. Restructuring related costs for fiscal 1993 were $1.5 million and also related to management actions or plans in connection with restructuring, primarily related to staff reductions.

INTEREST EXPENSE

     Interest expense was $0.6 million in fiscal 1994, essentially unchanged from fiscal 1993. Reduced loan balances were partly offset by higher interest rates and a reduction in the amount of interest capitalized as part of capitalized computer software. The banks with which the Company has its domestic credit agreement reduced the interest rate on the Company's borrowings, effective November 1, 1993, from prime plus 3% to prime plus 1%. Interest expense was capitalized as required under accounting principles and included in capitalized computer software.

PROVISION FOR INCOME TAXES

     The effective income tax rate for fiscal 1994 was 80%. The provision for fiscal 1994 resulted from a combination of factors including losses occurring in certain countries where no tax benefit could be provided, partially offset by the reversal of taxes previously provided. For fiscal year 1993, there was a provision for income taxes on a loss, rather than a tax benefit as would usually be expected, primarily caused by losses occurring in certain countries where no tax benefit could be provided while profits occurred in countries where a tax provision was required. A detailed comparative analysis of the numerous factors influencing the effective income tax rate is presented in Note 8 of Notes to Consolidated Financial Statements.

FOREIGN CURRENCY

     In fiscal 1994, 55.3% of the Company's total revenue was from outside North America. Most of the Company's international revenue is denominated in foreign currencies. Foreign currency fluctuations in fiscal 1994 impacted operating income as currency fluctuations on revenue denominated in a foreign currency were only partially offset by expenses denominated in foreign currency. Overall, total revenue and total expenses would have been $5.5 million and $4.8 million higher, respectively, with an estimated net $0.7 million positive impact on pre-tax profit for fiscal 1994, at comparable exchange rates.

     The Company recognizes currency transaction gains and losses in the period of occurrence. As currency rates are constantly changing, these gains and losses can, at times, fluctuate greatly. Exchange losses were $25,000 in fiscal 1994 compared with exchange gains of $0.5 million in fiscal 1993. The unusually high currency gain in fiscal 1993 was principally due to the United Kingdom's withdrawal from the European Exchange Rate Mechanism. At June 30, 1994, the Company did not have any forward contracts.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents the Company's unaudited quarterly results of operations for fiscal 1994 and 1995. This unaudited quarterly information has been prepared on the same basis as the audited annual Consolidated Financial Statements and, in management's opinion, includes all necessary adjustments (consisting only of normal recurring adjustments, except as otherwise noted below) to present fairly the unaudited quarterly results when read in conjunction with the Company's audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations in any quarter are not necessarily indicative of future fiscal period results.

                                                                    THREE MONTHS ENDED,
                                 ------------------------------------------------------------------------------------------
                                 SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                   1993        1993        1994        1994        1994        1994       1995       1995
                                 ---------   --------    --------    --------    ---------   --------   --------   --------
                                                           (In thousands, except per share data)
Revenue:
  Software licenses.............  $ 7,833    $ 9,793     $ 9,188     $11,057      $10,006    $13,018    $12,705    $13,565
  Software maintenance..........   11,052      9,915      10,194      10,464        8,972      9,237      8,895      9,545
  Implementation, consulting and
    other services..............    4,845      4,071       3,820       4,394        5,180      5,401      6,104      5,730
                                  -------    -------     -------     -------      -------    -------    -------    -------
    Total revenue...............   23,730     23,779      23,202      25,915       24,158     27,656     27,704     28,840
                                  -------    -------     -------     -------      -------    -------    -------    -------
Costs and expenses:
  Selling and marketing.........   11,033     11,860      11,387      12,177       10,232     11,514     11,375     12,162
  Cost of revenue and support...    4,262      4,159       4,224       5,025        5,382      5,979      6,959      6,479
  Internal research and product
    development.................    5,223      4,676       4,683       4,711        4,070      4,031      3,884      4,195
  Internally capitalized
    software....................   (3,512)    (3,285)     (3,056)     (3,340)      (3,079)    (2,940)    (2,845)    (2,803)
  Software amortization.........    3,008      2,912       3,075       3,522        3,385      3,262      3,415      3,188
  General and administrative....    2,719      1,756 (1)   2,696       2,720        2,750      2,964      3,088      2,861
  Unusual charge................       --         --          --          --           --         --         --      6,365
  Restructuring related costs...       --         --          --       2,343           --         --         --         --
                                  -------    -------     -------     -------      -------    -------    -------    -------
    Total costs and expenses....   22,733     22,078      23,009      27,158       22,740     24,810     25,876     32,447
                                  -------    -------     -------     -------      -------    -------    -------    -------
Income (loss) from operations...      997      1,701         193      (1,243)       1,418      2,846      1,828     (3,607)
Other income (expense):
  Net interest income
    (expense)...................     (112)      (115)        (81)       (181)        (166)      (175)      (126)      (45)
  Exchange gain (loss)..........       42       (180)        107           6          (37)        (6)       216        134
                                  -------    -------     -------     -------      -------    -------    -------    -------
Income (loss) before taxes......      927      1,406         219      (1,418)       1,215      2,665      1,918     (3,518)
Provision (benefit) for income
  taxes.........................      270        354         125         163          464        984        714     (5,210)(2)
                                  -------    -------     -------     -------      -------    -------    -------    -------
Net income (loss)...............  $   657    $ 1,052     $    94     ($1,581)     $   751    $ 1,681    $ 1,204    $ 1,692
                                  =======    =======     =======     =======      =======    =======    =======    =======
Net income (loss) per common
  share.........................  $  0.08    $  0.13     $  0.01     $ (0.20)     $  0.09    $  0.20    $  0.14    $  0.20
                                  =======    =======     =======     =======      =======    =======    =======    =======
Weighted average number of
  common and dilutive common
  equivalent shares.............    8,052      8,212       8,271       8,020        8,235      8,325      8,472      8,526
                                  =======    =======     =======     =======      =======    =======    =======    =======

---------------
(1) Includes a $1.1 million gain from the sale of undeveloped land.

(2) Includes a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.

     The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:

                                                                         THREE MONTHS ENDED,
                                       ---------------------------------------------------------------------------------------
                                       SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                         1993        1993       1994       1994       1994        1994       1995       1995
                                       ---------   --------   --------   --------   ---------   --------   --------   --------
Revenue:
  Software licenses..................     33.0%       41.2%      39.6%      42.6%      41.5%       47.1%      45.9%      47.0%
  Software maintenance...............     46.6        41.7       43.9       40.4       37.1        33.4       32.1       33.1
  Implementation, consulting and
    other services...................     20.4        17.1       16.5       17.0       21.4        19.5       22.0       19.9
                                         -----       -----      -----      -----      -----       -----      -----      -----
    Total revenue....................    100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
                                         -----       -----      -----      -----      -----       -----      -----      -----
Costs and expenses:
  Selling and marketing..............     46.5        49.9       49.1       47.0       42.4        41.6       41.1       42.2
  Cost of revenue and support........     18.0        17.5       18.2       19.4       22.3        21.6       25.1       22.5
  Internal research and product
    development......................     22.0        19.7       20.2       18.2       16.8        14.6       14.0       14.5
  Internally capitalized software....    (14.8)      (13.8)     (13.2)     (12.9)     (12.8)      (10.6)     (10.3)      (9.7)
  Software amortization..............     12.7        12.2       13.3       13.6       14.0        11.8       12.3       11.0
  General and administrative.........     11.4         7.4       11.6       10.5       11.4        10.7       11.2        9.9
  Unusual charges....................       --          --         --         --         --          --         --       22.1
  Restructuring related costs........       --          --         --        9.0         --          --         --         --
                                         -----       -----      -----      -----      -----       -----      -----      -----
    Total costs and expenses.........     95.8        92.9       99.2      104.8       94.1        89.7       93.4      112.5
                                         -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) from operations........      4.2         7.2        0.8       (4.8)       5.9        10.3        6.6      (12.5)
Other income (expense)
  Net interest income (expense)......     (0.5)       (0.5)      (0.4)      (0.7)      (0.7)       (0.6)      (0.5)      (0.2)
  Exchange gain (loss)...............      0.2        (0.8)       0.5        0.0       (0.2)       (0.0)       0.8        0.5
                                         -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) before taxes...........      3.9         5.9        0.9       (5.5)       5.0         9.7        6.9      (12.2)
Provision (benefit) for income
  taxes..............................      1.1         1.5        0.5        0.6        1.9         3.6        2.6      (18.1)
                                         -----       -----      -----      -----      -----       -----      -----      -----
Net income (loss)....................      2.8%        4.4%       0.4%      (6.1)%      3.1%        6.1%       4.3%       5.9%
                                         =====       =====      =====      =====      =====       =====      =====      =====

     The software industry is generally characterized by seasonal trends. Such trends may cause higher revenues in the Company's last fiscal quarter as a result of efforts to exceed sales quotas, and in the second fiscal quarter as many customers complete annual budgetary cycles. In addition, lower revenues in the first fiscal quarter may be principally due to the impact of slower sales during the summer months, particularly in Europe.

     In general, over the quarterly periods indicated, the decrease in selling and marketing expense in absolute dollar amounts and as a percentage of total revenue is primarily due to the reduction in agent fees as a result of the conversion of certain agents to distributors. The increase in cost of revenue and support in absolute dollar amounts and as a percentage of total revenue is primarily due to an increase in royalty expense due to increased sales of products that incorporate Arbor's multidimensional database software, Essbase, and to an increase in personnel and outside contract costs associated with the growth in implementation, consulting and other services. The decrease in internal research and product development in absolute dollar amounts and as a percentage of total revenue is primarily due to a reduction in research and development staff as the Company made a strategic change to more actively seek third-party technology.

     The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter and from year to year due to a combination of factors, including: demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; increased competition; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; changes in Company strategy; product life cycles; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; and economic conditions generally or in specific industry segments. In addition, revenues and income from operations may fluctuate due to the mix of products and services sold and the mix of distribution channels employed. Further, the Company's results of operations reflect seasonal trends, and the Company's business, results of operations and financial condition may be affected by such trends in the future. As a result of all of these factors, there can be no assurance that the Company will remain profitable on a quarterly or annual basis.

     The Company's future revenues are difficult to predict. This is due in part to the fact that a significant portion of the Company's revenues in any quarter are typically derived from non-recurring license fees, and the timing of orders for the Company's products is subject to delay for a number of reasons, including factors beyond the Company's control. The Company typically ships its products shortly after receipt of orders, and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenues. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, the Company has often recognized a substantial portion of its software license revenue in the last month of a quarter. The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital. As a result of these factors, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled.

     In addition, a significant portion of the Company's annual revenue is derived from ongoing annual maintenance contracts, including contracts relating to the Company's mainframe applications still in use. Although mainframe maintenance revenue is expected to decline in future periods, if such decline occurs more rapidly than is anticipated, the Company's revenue, profits and cash flow from operations will be at lower levels than are currently anticipated which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, the Company's expense levels are based, in part, on its expectations as to future revenues. If revenues are below expectations, results of operations are likely to be materially adversely affected. Net income may also be disproportionately affected by a reduction in revenues, because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, the Company has in recent periods experienced significant percentage growth in client/server license revenues, but such rate of growth is not necessarily indicative of future performance. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Risk Factors -- Fluctuations in Quarterly Operating Results; Future Operating Results Uncertain."

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1995, cash was $1.4 million and available borrowings under the Company's lines of credit were $12.2 million, as compared to cash of $1.8 million and available borrowings under the Company's lines of credit of $1.6 million at June 30, 1994.

     Net cash provided by operating activities was $23.3 million in fiscal 1995, up $9.7 million over the prior year. Pretax profit, excluding the non-cash write-off of software, was $8.6 million in fiscal 1995, contributing $7.5 million of the increase. Due to prior year net operating losses and tax credits, only $0.6 million of taxes were paid in fiscal 1995. As a result, most of the positive cash flow in fiscal 1995 was generated from operating profits. The $2.7 million reduction in accounts receivable balances during fiscal 1995, attributable to improved collections, also contributed to the increased cash flow.

     Net cash used in investing activities was $14.1 million in fiscal 1995, up $1.7 million over the prior year, primarily due to the one-time benefit in fiscal 1994 from the proceeds of the sale of undeveloped land. Additions to capitalized computer software declined in dollar amount during fiscal 1995 primarily due to the decrease in internal product development spending.

     The Company used the net cash from operating activities to fund its investing activities and reduce long-term debt by approximately $10.0 million during fiscal 1995.

     At June 30, 1995, the Company did not have any material capital expenditure commitments. In fiscal 1996, property and equipment purchases and additions to internally developed software are expected to continue at levels similar to those of fiscal 1995 and fiscal 1994.

     Working capital as of June 30, 1995 was a negative $2.2 million, compared with a negative $0.5 million from the same period last year. The decrease of $1.7 million was primarily due to the $2.7 million reduction in accounts receivable, mentioned above, offset by the $1.0 million reduction in deferred revenue which is included in current liabilities. Deferred revenue as of June 30, 1995 and 1994 was $18.6 million and $19.6 million, respectively. Deferred revenue principally relates to prepaid maintenance contracts.

     Total assets were $79.3 million at June 30, 1995, as compared with total assets of $88.9 million at June 30, 1994. The primary contributing factor to the decrease was the write-off of $6.4 million of capitalized software associated with the Company's mainframe products.

     On October 31, 1994 the Company entered into a $14.0 million amended and restated, domestic credit agreement with its banks which matures on October 31, 1997. The amended and restated credit agreement contains covenants regarding among other things, working capital, leverage, net worth and payment of dividends. Under the terms of the agreement, the Company is prohibited from paying dividends on the Common Stock. Permitted borrowings under the credit agreement are based on a percentage of worldwide eligible accounts receivable. At June 30, 1995, permitted borrowings under the agreement totaled $14.0 million, of which $3.5 million was outstanding. At June 30, 1995, interest was at the bank's prime rate (8.75% at June 30, 1995) plus 1% until July 1, 1995, at which time it changed to the Eurodollar rate plus applicable margin, which varies between 1 1/2% and 2 1/2%. In the first quarter of fiscal 1996, the banks agreed to release all security interests in the assets of the Company previously granted to the banks.

     In addition, certain of the Company's subsidiaries have local currency credit agreements or overdraft facilities with banks totaling $3.7 million, of which $1.9 million was outstanding at June 30, 1995. These credit agreements expire on October 1, 1997. The interest rates generally vary with the banks' base rate. Most of such borrowings are guaranteed by the Company.

     The Company expects to use a portion of the net proceeds from this Offering to pay outstanding bank borrowings. The Company expects to use the remaining net proceeds from this Offering for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, short-term, interest bearing instruments.

     The Company believes that the combination of the proceeds from this Offering, present cash balances, future operating cash flows, and credit facilities will be sufficient to meet the Company's currently anticipated cash requirements for at least the next 12 months.

                                    BUSINESS

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software products enable the enterprise-wide integration and transformation of data into business-critical information by leveraging on-line analytical processing ("OLAP") technologies to provide customers with robust multidimensional analysis capabilities. More specifically, the Company focuses on delivering complete decision support solutions by targeting specific industry and functional markets -- currently, executive information systems ("EIS"), financial reporting and retail decision support -- and by providing implementation, consulting, training and support expertise in these markets. Such complete decision support solutions permit the easy implementation and adoption of the Company's software applications throughout an enterprise, thus enabling end-users to make better and faster decisions.

BACKGROUND

     To succeed in today's environment of intensifying global competition, organizations must seek new ways of making faster and more informed decisions. A key element of decision making is the analysis of enterprise-wide historical and projected data. Such analyses, including profitability analysis, budgeting, trend analysis and financial consolidations, often are computation-intensive and iterative in nature. For example, a business professional may wish to analyze the profitability of a customer from several perspectives, or dimensions, including channel, geography, sales representative, fiscal period or budget versus actual. Often initial analyses lead to additional questions, resulting in significant follow-on or scenario analyses, such as the calculation of projected customer profitability under different pricing scenarios or economic conditions.

     Business and Technology Trends

     The pace and complexity of business decision making has increasingly become a greater challenge for organizations. In order to improve their competitiveness, many organizations have implemented business process reengineering initiatives. Decision making authority has generally become more distributed throughout all levels of an organization, creating a need by more people to access information used for making critical business decisions. Consequently, management information systems ("MIS") groups and end-users have invested in a wide variety of information systems to collect, access and analyze business data. These end-users, who are increasingly involved in system purchase decisions, demand easy-to-use solutions that can be implemented quickly and that address their specific business problems.

     The development of open systems and client/server architectures has further enabled the distribution of decision making by allowing end-users to share common databases, business rules and graphical user interfaces ("GUIs"). These technologies have also increased the availability of data and improved the environment for automated decision support. In addition, these open systems and client/server architectures permit the integration of multiple hardware and software products, giving organizations the flexibility they require to implement available technologies. Specific products that have been used to automate decision support activities include: spreadsheets, databases, data warehouses, query and reporting tools and analysis modules on transaction processing-based applications. While each performs specific functions, none possesses the full range of features which assist an end-user or an organization in transforming data into business-critical information.

     Available Technologies

     Spreadsheets are a widespread and popular approach to planning and analysis. However, spreadsheets are two-dimensional in nature, and therefore are not well-suited for planning and analysis requiring multidimensional views of data. In addition, spreadsheets frequently require rekeying significant amounts of data, thereby increasing the risk of error, and are cumbersome to change as organizations' structures evolve.

     Relational database management systems ("RDBMSs") have been widely used as storage repositories for high-volume, historical transaction information. Businesses typically employ multiple RDBMSs, with each often designed for a specific function. Accordingly, the limited ability to integrate and update data from multiple relational databases ultimately restricts planning, analysis and reporting.

     Data warehouses have emerged as an approach to complement RDBMSs by acting as central repositories for data loaded from various databases. However, end-users often have read-only access to the data and may be unfamiliar with the syntax necessary to extract this information from the databases. Consequently, the assistance of MIS personnel is often necessary for the end-user to further analyze and process business data.

     Database query and reporting tools have been developed to make it easier to access and view the contents of RDBMSs and data warehouses. These tools are well-suited for viewing historical data and performing simple analytical functions, but they (i) generally have limited ability to handle complex hierarchies and analytical functions, and (ii) may be slow-performing and lead to errors in cross-dimensional analysis. As a result, the Company believes that organizations require more powerful software for accessing and analyzing RDBMS data and warehouse data.

     General ledgers, manufacturing resource planning, human resource management and other transaction processing-based applications provide repositories of information for specific corporate functions. While these applications often have add-on analysis modules for particular functional areas, these modules are generally incapable of integrating data from throughout the enterprise and have limited planning, analysis and reporting capabilities. Typically, these systems only generate pre-programmed reports. Consequently, decision-making end-users cannot easily perform follow-on analyses.

     Recently, OLAP has emerged as a technology capable of integrating, organizing and presenting historical, as well as projected, data located throughout an enterprise on a multidimensional basis. Such solutions permit multidimensional views of data, providing businesses with the robust calculation capabilities they require to transform data into information that facilitates decision making. More specifically, OLAP software enables end-users to rapidly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g., sales by region, by channel, by budget versus actual).

     The availability of these technologies and the growing need for better and faster decisions have increased demand for decision support solutions. End-users seek easy-to-use decision support applications that provide solutions tailored to specific industry or functional needs and can answer end-user's business questions through robust multidimensional analytical capabilities. Further, these applications must build on the organization's existing computing infrastructure and integrate data located throughout the enterprise so that existing and projected data can be transformed into useful information upon which decisions can be based.

THE COMSHARE SOLUTION

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software enables the enterprise-wide integration and transformation of data into business-critical information. The Company's products currently target three decision support markets: EIS, financial reporting and retail. The following are key attributes of the Comshare solution:

     Complete Decision Support Solutions. The Company provides its customers with complete decision support solutions, either through customizable or packaged applications. The Company's software products address the full range of a customer's information access and analysis needs, from data extraction to end-user desktop access. Packaged applications are designed to satisfy the specific decision support needs of an industry, such as merchandise planning for the retail industry, or a function, such as financial consolidation or budgeting. The Company then supports these applications through implementation, consulting, training and support offered by the Company's team of industry and application specialists.

     Enterprise-Wide Integration of Data. The Company's decision support solutions extract and integrate data that reside in a variety of spreadsheets, RBDMSs, data warehouses, legacy systems and other data repositories. The Company's decision support applications include data extraction tools which leverage existing data sources, permitting quick and cost-effective implementation of the Company's solutions. This integration of data in a common database permits end-users throughout an enterprise to access and manipulate information, enabling better and faster decision making.

     On-Line Analytical Processing Capability. The Company leverages OLAP technology in certain of its software products and is currently utilizing Arbor's multidimensional database software, Essbase, to enable end-users to rapidly access information, calculate data relationships and analyze large amounts of data organized in multiple dimensions. More specifically, OLAP software allows end-users to quickly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g. sales by region, by channel, by budget versus actual).

     Ease-of-Use. Comshare's software products provide information to end-users' desktops by permitting database query, browsing and analysis through an easy-to-use information visualizer, Commander Execu-View Server ("Execu-View"), which provides data manipulation and viewing capability through simple mouse-based operations; Briefing Book, a series of pre-formatted reports; or through popular front-end applications, such as Microsoft Excel or Lotus 1-2-3. The Company is also beta testing an information visualizer designed specifically for Windows '95 which will combine and enhance the functionality of Execu-View and Briefing Book. Such easy-to-use front-ends enable end-users to make quicker decisions by allowing more intuitive access, manipulation and analysis of data. By eliminating the need for end-users to become familiar with a new front-end, query or programming language, Comshare's software products also lead to quick adoption throughout the organization.

     Client/Server Implementation. All of the Company's new products are client/server-based. Most products perform computation-intensive functions on the server, and only requested data is transmitted to the client over the network. Consequently, information is processed faster, and end-users are able to access data and make decisions more efficiently. In addition, the Company's software products are available on popular client/server platforms, including Windows on the client and Windows NT and OS/2 on the server. The availability of the Company's products on these popular platforms allows for quick implementation without costly hardware upgrades.

BUSINESS STRATEGY

     The Company's objective is to be the leading provider of client/server decision support applications software in its target markets. The Company's strategy includes the following key elements:

     Focus on Application-Specific Solutions. The Company seeks to differentiate itself from its competitors by providing customizable and packaged applications for specific industry or functional needs. With end-users requesting decision-making solutions with increasingly sophisticated and specific analytical capabilities, the Company plans to offer an expanded range of application-specific products beyond the packaged applications currently offered for financial reporting and retail decision support. The new applications include a planning application designed for the consumer packaged goods industry and an inventory allocation application targeting the retail industry.

     Maintain Technology Leadership. The Company plans to maintain technology leadership by continuing to develop new client/server software solutions that are differentiated by application-specific functions and innovative internally developed technology. For instance, the Company plans to make its new Detect and Alert technology available for use with all of its major products. The Company also plans to release a new information visualizer which enhances and combines Execu-View and Briefing Book.

     Leverage Third-Party Technologies. The Company actively seeks third-party software tools offering the latest technological advances for inclusion in the Company's product offerings. The Company believes the use of third-party tools allows it to focus product development efforts on differentiating applications, developing innovative technology and offering products which include the most advanced technologies available, while reducing product development risk and time to market.

     Leverage Current Customer Base. The Company has implemented its client/server and mainframe decision support applications software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites. The Company seeks to leverage its current customer base to generate additional revenue opportunities. Since the Company's products can be used on an enterprise-wide basis, the Company targets further deployment of its products at existing customer sites through sales of additional or new products, the extension of its products into other departments and functional areas and sales of client/server applications to customers converting from mainframe systems. The Company also intends to expand its sales force so as to more fully capitalize on existing and new customer sales opportunities and improve customer service.

     Leverage Global Organization. The Company seeks to expand its international customer base by leveraging its established direct and indirect sales distribution organizations currently located in 40 countries. By utilizing its extensive worldwide sales network, the Company plans to address global demand for decision support applications software and to provide the implementation, consulting, training and support services its international customers require. The Company plans to develop programs in conjunction with its international agents and distributors to increase market penetration in key markets and more fully offer its applications on a worldwide basis.

     Provide Superior Customer Service and Support. The Company seeks to differentiate itself from its competitors through its industry and application expertise, enabling it to offer superior implementation, consulting, training and support. Because end-users seek complete decision support solutions tailored to their specific industry or functional needs, superior implementation, consulting, training and support are essential for customer satisfaction and are key components of the Company's solutions. The Company intends to leverage customer satisfaction to increase sales at existing customer locations.

PRODUCTS

     The Company's software applications are targeted at three decision support markets: EIS, financial reporting and retail decision support. Software license fees for the Company's decision support software applications vary widely depending upon the product, platform and number of users supported. Add-on features and products are available for additional fees. The initial amount paid by customers purchasing decision support applications typically covers the software license fee and product maintenance for the first 12 to 15 months of the license. Customers may continue product maintenance thereafter for an annual fee ranging from 15 to 20% of the software license fee. For fiscal 1995, the software license fee for a typical EIS, financial reporting and retail decision support application (including add-ons, but excluding maintenance) averaged approximately $110,000, $82,000 and $115,000, respectively.

     EXECUTIVE INFORMATION SYSTEMS (EIS)

     Comshare was among the first software companies to successfully introduce EIS products to the market. Today, Comshare is an industry leader in the EIS market, based upon reports prepared by International Data Corporation, an independent market research company, which ranks EIS software companies based upon revenues.

     Within the EIS market, Comshare offers decision support applications designed to provide information to a wide range of business users. Typical applications include customer and product profitability, sales analysis, business unit profitability analysis and critical success factor and key performance indicator reporting. The Company designs its EIS applications so that they may be customized by the Company's consultants, third parties or the customers themselves to meet specific customer requirements.

     Comshare's flagship EIS product for client/server systems, Commander OLAP, is a suite of software which delivers customizable enterprise-wide business planning, analysis, reporting and decision-making capabilities. Commander OLAP capitalizes on the increased use of multidimensional analysis by business professionals to solve business problems. Using multidimensional analysis, business professionals view information in a manner which is consistent with their perception of the underlying business. For example, for a business organized along geographic lines and product lines, a business professional is able to view this data across multiple time periods. Commander OLAP facilitates these and other multidimensional analyses by permitting end-users to structure business data across the multiple dimensions of importance to these users.

     Commander OLAP consists of data extraction tools, a multidimensional database, enhanced server technology, agent technology and a variety of GUIs. Its data extraction tools collect data from multiple, disparate data sources, including spreadsheets, RBDMSs, data warehouses, legacy systems and other data repositories. Commander OLAP is also able to incorporate non-database data, including text, voice annotation, video clips and personalized information presented on graphical user interfaces. The software contains a powerful data extraction tool which collects, integrates, summarizes and filters such data. A key component of Commander OLAP is Arbor's multidimensional database software, Essbase. Essbase is a comprehensive on-line analytical processing solution that stores and summarizes data, and supports concurrent multi-user read-write for multidimensional analysis. Comshare enhances Essbase with Commander Server, its internally developed technology, that increases the speed of computation-intensive functions, such as sorting and ad hoc calculations, by processing the calculations on the server. Ad hoc calculations can be defined by end-users as they work with data at their desktops and results can be stored and used for further analysis. For example, an end-user may want to calculate a budget variance, using budget and actual data existing in the database. The end-user could then drill down to analyze the underlying detail or perform follow-on analyses using these budget variance calculations, such as sorting the variances by size.

  ---------------------------------------------------------------------------
   A DIAGRAM DEPICTING THE COMMANDER OLAP APPLICATION ILLUSTRATES HOW DATA IS EXTRACTED FROM DATABASES BY DATA EXTRACTION TOOLS INTO COMMANDER OLAP, AND THEN TRANSPORTED TO THE DESKTOP THROUGH VARIOUS FRONT-ENDS.
  ---------------------------------------------------------------------------

     Commander OLAP is enhanced by internally developed Detect and Alert software which automates personal monitoring of internal and external (Dow Jones and Reuters) databases to reduce data overload and optimize the end-user's time. Detect and Alert is comprised of rule-based software agents that detect problems and exceptions and alert the end-user to them. The agents are programmed by the end-user to monitor targeted databases for changes, trends and other patterns that fall within detection rules established by the end-user. These changes, trends and patterns trigger alerts that are immediately sent to the end-user by Commander NewsAlert, an easy-to-read electronic newspaper format. Detect and Alert allows the end-user to easily identify the data that triggered a specific alert, without having to generate complicated queries to review such data. Rather than spending their time performing routine surveillance of databases, end-users are free to analyze data for critical decision making.

     Commander OLAP provides concise current information to the end-user's desktop through one of the following front-ends: Execu-View, Comshare's information visualizer; Briefing Book, a series of pre-formatted reports; Microsoft Excel; or Lotus 1-2-3. The end-user's selection of the appropriate front-end is based on the user's requirements for ease-of-use versus functionality. Execu-View provides the end-user with direct access to detailed data. By pointing and clicking, end-users are able to easily and quickly query the information, drill down for more detail, change dimensions and extract data for further analysis. These capabilities ensure that all of the data contained in the database are equally available for inspection, rotation and side-by-side comparison. Briefing Book provides the user with quick and easy access to business information through pre-formatted reports, while Microsoft Excel and Lotus 1-2-3 provide end-users with the spreadsheet capability with which they are familiar. For an example illustrating how a Comshare customer has used Commander OLAP, see "Business -- Customers."

     Comshare also sells and supports System W and IFPS decision support software for use on mainframe computers. Customers use System W and IFPS for applications similar to those performed through Commander OLAP, although the multidimensional database resides on the mainframe, rather than on the server. Because market demand has shifted towards client/server technology, these mainframe-related portions of Comshare's EIS business have declined significantly in recent years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     FINANCIAL REPORTING APPLICATIONS

     Comshare offers a suite of decision support consolidation, financial reporting and budgeting applications targeted at the financial departments of organizations. Comshare's principal financial reporting applications are Commander FDC and Commander Budget, complementary products that, when used together, share a single database to facilitate integration of historical and budgetary financial data located throughout the enterprise for management reporting.

     Commander FDC collects and consolidates financial data from different general ledgers within a multi-division or multi-location company and produces consolidated financial reports for management and statutory reporting. Commander FDC has built-in controls to ensure data accuracy and security features to support its multi-user capabilities. The product also performs currency translation, handles intercompany eliminations and account reclassifications and is readily adaptable to the changing reporting needs of the end-user. For an example illustrating how a Comshare customer has used Commander FDC, see "Business -- Customers."

     Commander Budget is a distributed budgeting system which allows managers throughout an organization to prepare budgets using Microsoft Excel or Lotus 1-2-3 front-ends and enables an organization's central financial group to consolidate the budgets. Commander Budget shares the same basic architecture of Commander FDC, offering similar capabilities such as currency translation, security and multi-user functionality.

     Commander FDC and Commander Budget consist of data extraction tools, a central database and a choice of GUIs. Similar to Commander OLAP, their data extraction tools collect, integrate, summarize and filter data from multiple, disparate data sources. Commander FDC and Commander Budget, when used together, share a Btrieve database that permits the integration of consolidated historical and budgetary financial data, giving the end-user the option of a fully-integrated financial management system. Commander FDC and Commander Budget provide end-users with a choice of front-ends. Both are offered with Microsoft Excel, and Commander Budget is also offered with Lotus 1-2-3. Customers may separately purchase Execu-View Finance, which is Execu-View sold under the Company's financial reporting product line. Execu-View Finance allows users point-and-click access to interactively browse, report, graph and analyze information generated by Commander FDC and Commander Budget. Comshare also offers Commander Prism, a multidimensional database that resides on the end-user's desktop and provides analytical and report writing capabilities.

  ---------------------------------------------------------------------------
   A DIAGRAM DEPICTING THE COMMANDER FDC AND COMMANDER BUDGET APPLICATIONS ILLUSTRATES HOW DATA IS COLLECTED FROM GENERAL LEDGERS AND SPREADSHEETS, TRANSFERRED TO A SHARED APPLICATION DATABASE, PROCESSED IN THE FDC/BUDGET SERVER AND THEN DELIVERED TO THE DESKTOP BY A RANGE OF CLIENT FRONT-ENDS.
  ---------------------------------------------------------------------------

     RETAIL DECISION SUPPORT APPLICATIONS

     Comshare's ARTHUR product line is a suite of retail decision support software that enables retailers to plan merchandise purchases to control inventory levels, tailor their purchases to consumer preferences and market trends and track and analyze actual sales performance. Comshare designs its ARTHUR products to improve the productivity and profitability of its retail customers and to serve as a strategic planning tool for retailers by allowing them to test merchandise plans and identify market opportunities, changing sales trends or problems.

     ARTHUR Planning is a suite of software offering retailers a packaged application which enables them to create detailed merchandise plans, analyze information and test merchandise strategies before placing orders and committing resources. The product also helps buyers match merchandise assortments to their customers' requirements and the characteristics of their stores. ARTHUR Planning can be used by smaller retailers on a desktop platform or larger retailers using ARTHUR Plan Monitor as the data repository. For an example illustrating how a Comshare customer has used ARTHUR Planning, see "Business -- Customers."

     ARTHUR Plan Monitor is server-based and has Arbor's Essbase as its core. It may be used in conjunction with ARTHUR Planning for larger retail applications, as described above, or as the database for multidimensional sales reporting and tracking.

     Comshare also offers ARTHUR Performance Tracking, which is mainframe-based. Both ARTHUR Plan Monitor and ARTHUR Performance Tracking, in combination with ARTHURView, report weekly sales information across the retailer's product lines and geographic regions in various levels of detail. They provide up-to-date merchandise performance information, giving retailers the opportunity to change merchandise plans in response to consumer preferences and market trends. Comshare's Detect and Alert software is also offered in connection with ARTHUR products, so variances and trends can automatically and more easily be identified. ARTHUR Performance Tracking has an architecture similar to Commander OLAP, except that the multidimensional database is mainframe-based.

     These products deliver vital information to the end-user through ARTHURView, which is Execu-View sold under the ARTHUR brand name, or Briefing Book, a series of pre-formatted reports, which may be distributed throughout a retailing organization.

  ---------------------------------------------------------------------------
   A DIAGRAM DEPICTING THE ARTHUR PLANNING APPLICATION ILLUSTRATES HOW DATA
   IS EXTRACTED FROM INTERNAL DATABASES WITH ARTHUR PLANNING'S DATA
   EXTRACTION TOOLS, TRANSPORTED TO A MULTIDIMENSIONAL DATABASE, PROCESSED IN THE ARTHUR PLANNING SERVER AND DELIVERED TO THE DESKTOP BY VARIOUS CLIENT FRONT-ENDS.
 -----------------------------------------------------------------------------

IMPLEMENTATION, CONSULTING, TRAINING, SUPPORT AND MAINTENANCE

     The Company offers implementation, consulting, training, pre-sales and post-sales technical support and maintenance to complement its product offerings. Comshare supports its product offerings with customer support from its teams of industry and functional decision support specialists and its worldwide agent/distributor network. Support for Comshare's products starts before the sale, with Comshare providing its customers with pre-sales technical support services. Implementation and consulting services are offered in all three of the Company's decision support software markets, and are organized by industry and/or functional decision support expertise. These services include application design and modification, installation assistance, implementation and troubleshooting support. Comshare also offers training at customer sites, at its local sales offices and at its central training centers in Ann Arbor, Michigan and London, England.

     The Company's maintenance customers receive product enhancements and updates, bug fixing and unlimited customer telephone helpline support and access to Comshare's CompuServe forum.

Beginning 12 to 15 months following the sale, maintenance customers pay an annual maintenance fee, which is typically 15 to 20 percent of the license fee.

CUSTOMERS

     Comshare has implemented its client/server and mainframe decision support applications software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites in 40 countries. Comshare's diversified customer base includes many Fortune 1000 and Financial Times 1000 industrial companies as well as large and mid-sized companies in the communications, financial services, health care, retail and transportation industries, and many governmental and other public sector organizations. The following table includes a representative sample of Comshare customers who purchased over $50,000 in software licenses from Comshare in fiscal 1995:

       EXECUTIVE INFORMATION              FINANCIAL REPORTING             RETAIL DECISION
           SYSTEMS (EIS)                     APPLICATIONS               SUPPORT APPLICATIONS
------------------------------------------------------------------------------------------------
AlliedSignal Inc.                  Alberto-Culver USA, Inc.         Boscov's Department
AMP Incorporated                   Barclays Bank PLC                Stores Inc.
AT&T Corporation                   Cargill, Inc.                    C&J Clark America Inc.
The Bear Stearns                   Franklin Resources, Inc.         Coach Leatherware Co., Inc.
  Companies Inc.                   Hartmarx Corporation             CompUSA Inc.
British Gas PLC                    Insignia Financial Group, Inc.   Country Road Clothing
Bristol-Myers Squibb Co.           Interprovincial Pipe Line Inc.   Pty. Ltd.
Canadian Coast Guard               Kerr McGee Chemical Co.          Dylex Limited
Chase Manhattan Corporation        Lee Company                      Foot Action USA
CIBA Vision Corp., a subsidiary    Nestle France S.A.               Gantos, Inc.
  of CIBA-Geigy Ltd.               Paging Network, Inc.             ISSC Corporation
Columbia Gas System                Pegasus Gold Inc.                (Eckerd Drugs)
  Service Corp.                    Progress Software Corporation    J. Crew Group, Inc.
Internal Revenue Service           Bank of America National Trust   Jockey International, Inc.
Johnson & Johnson, Inc.            & Savings Assn.                  Kaufhalle AG
Lenox, Inc.                        Skadden, Arps, Slate,            Neiman Marcus Group
Liz Claiborne, Inc.                Meagher & Flom                   NIKE, Inc.
Old Kent Financial Corp.           Starbucks Corporation            Oshman's Sporting
The Reader's Digest                Time Warner, Inc.                Goods, Inc.
  Association, Inc.                Toshiba America, Inc.            Service Merchandise Co.,
Roadway Package System, Inc.       Toyota Motor Corporation         Inc.
Rohm & Haas Co.                    Tropicana Products, Inc.         Sportmart Inc.
Shell Oil Company                  Watts Regulator Co.              Sterling Inc.
Textron Inc.                                                        Victoria's Secret Stores
TRW Inc.
U.S. Bancorp
Wells Fargo Bank, N.A.

     No customer has accounted for more than 5% of the Company's total revenues in any of its three most recent fiscal years.

     The following examples illustrate how organizations use Comshare's decision support software to make business decisions. These examples have been derived from printed case studies prepared by the Company based on information provided by its customers.

     EIS. A major world-wide manufacturer is using Commander OLAP to collect and access data relating to its aerospace, automotive and engineered materials sectors. Prior to implementing Commander OLAP, reports needed by the aerospace sector's senior management were unavailable until data from dozens of division executives at remote sites had been collected, consolidated and summarized. Other important information was unavailable because it had never been collected at the divisional level. The manufacturer contacted Comshare to enable the aerospace sector's senior management to get immediate desktop access to critical business information. Within three months of developing a prototype, Comshare installed the first EIS at the aerospace sector's headquarters. After a month of training sessions, Comshare's EIS was rolled out to the desktops of more than 150 people at 15 different aerospace sector sites. Within 18 months, the aerospace sector's 150-user EIS had become a 500-user system spanning all three sectors of the manufacturer's operations. With Commander OLAP, the manufacturer's key managers are now able to obtain within seconds at their desktops such information as the top ten customers by business unit; net sales and income by customer and product line; and unit sales by foreign versus domestic or military versus commercial.

     Financial Reporting. A leading manufacturer of lawn mowers and snow blowers is using Comshare's Commander FDC to collect and consolidate financial data. Prior to implementing Commander FDC, the manufacturer's financial staff created reports by rekeying data into spreadsheets, printing out dozens of documents and distributing them in thick report packages. This process took time and introduced a greater chance of error. After implementing Commander FDC, the manufacturer is now able to track data from 175 units, consolidate it by division and on an enterprise-wide basis and then break down the manufacturer's eight divisions by product line, geographical location and, in some cases, distribution channel. Each month, the manufacturer does three different consolidations. Information is reported in a variety of different ways: actual, prior year, plan, current projection and prior projection. Information provided by the manufacturer indicates that Commander FDC has enabled the manufacturer to reduce the time required to close its books from eight to four days and has helped it to distribute its financial reports two weeks earlier.

     Retail Decision Support. A full-line department store chain is using ARTHUR Planning to develop detailed merchandise plans that handle such details as average stock, turnover, sales and gross margin calculations. Prior to implementing ARTHUR Planning, planners would create merchandise plans based upon guidelines developed by the chief executive officer and the director of merchandise planning. However, because each plan and subsequent revisions had to be sent to the mainframe and loaded into another program for processing, it would be the next day, at the earliest, before the planner could review the impact of those revisions on the plan. With the implementation of ARTHUR Planning, data captured through bar code scanning at the point of sale at 52 stores in seven states is transmitted to a server and transferred into ARTHUR Planning. The data can then be manipulated on line by buyers and planners to create merchandise plans. Since these plans then become part of the database, plan changes can be directly entered into the system and, in a matter of minutes, the planner has a revised plan. This retailer has found that ARTHUR Planning has reduced planning time and allows planners to test more merchandising strategies before resources are committed. In addition, ARTHUR Planning has helped this retailer to more quickly create numerous bottom-up divisional merchandise plans which conform to overall company-wide merchandise planning goals.

SALES AND MARKETING

     Comshare products and services are sold on a worldwide basis by a direct sales operation and by an extensive worldwide agent/distributor network. Both of these complementary distribution channels leverage the Company's extensive industry and application expertise and offer pre-sales and post-sales technical customer support.

     The Company sells and markets its software products and services in the United States, Canada, United Kingdom, France, Germany and Australia through a direct sales organization. Direct sales operations are organized geographically, and within a geographic region, are organized generally by industry or functional decision support expertise.

     The sales cycle begins with the generation of sales leads through seminars, trade journals and trade shows. After a lead is qualified, the Company's sales force analyzes the potential customer's decision support needs and makes a presentation to the potential customer. After obtaining a preliminary commitment, the Company often develops customized demonstrations to illustrate how the Company's products will satisfy a customer's specific needs. The negotiation of a contract concludes the sales cycle, which varies in length from customer to customer, but typically requires three to six months or more.

     The Company has an extensive agent/distributor network covering 34 countries not directly served by the Company. The Company has selected established software application vendors or systems integration firms to act as agents and distributors to market, implement and support Comshare products in their respective geographic areas. Comshare derived 17% of its total revenue in fiscal 1995 from the Company's agent/distributor network.

RESEARCH AND PRODUCT DEVELOPMENT

     The Company's product development strategy is to expand the range of its application-specific products, develop new client/server software differentiated by innovative internally developed technology and incorporate third-party tools offering the latest technological advances into its products. The Company has increasingly incorporated third-party tools into its products to focus its product development efforts on applications, while reducing product development risk and time to market. The Company has approximately 150 product development specialists, organized by EIS, financial reporting or retail decision support application expertise, who are charged with implementing the Company's product development strategy. Located in Ann Arbor, Michigan and Leicester, England, these specialists develop new products and product enhancements by considering customer suggestions, competitive offerings, technology trends and market opportunities.

     The Company is developing a planning application focused on the consumer packaged goods industry which enables marketing and sales managers to both plan for changes in consumer demand and to optimize pricing, promotions and inventory. Based on the ARTHUR Planning technology, this new product will allow consumer packaged goods manufacturers to better plan product sales and margins.

     The Company is also developing a new application, ARTHUR Allocation, targeting the retail industry. ARTHUR Allocation will enable a retailer to improve sales and margins by quickly and easily determining which stores should receive merchandise shipped to the retailer's warehouses.

     The Company plans to offer its Detect and Alert technology with its financial reporting products. Detect and Alert enables end-users to identify variances, trends and values that fall within detection rules established by the end-user. The Company is also developing enhanced versions of Commander FDC and Commander Budget which tightly integrate Commander Prism, a multidimensional database residing on the desktop, for more efficient analysis and reporting.

     The Company is developing a new information visualizer which combines and enhances the functionality of Execu-View and Briefing Book and is designed specifically for the Windows '95 and Windows NT operating systems. The new visualizer will be available with Commander OLAP and certain of the Company's ARTHUR products. The new visualizer will allow the end-user to perform cross-dimensional analysis and has built-in capabilities for data ranking and for basic alert functions. It also offers predominantly script-free application development, allowing MIS professionals to more quickly build and change applications.

     There can be no assurance that products under development will be completed successfully or on time, or that they will include the features required to achieve market acceptance. Failure of these new product development projects could have a material adverse effect on the Company's business, results of operation and financial condition.

     The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in customer requirements and frequent introductions and enhancements of competitive products. The Company's success and future financial performance will depend on its ability to anticipate these changes as they occur and to enhance its existing products and develop new products in a timely and cost-effective manner which keeps pace with these changes.

There can be no assurance that the Company will be able to successfully accomplish future technological or product transitions, that the Company will not experience significant delays in developing new products or enhancements required to accomplish such transitions or that the Company will have sufficient financial resources available to it to finance such efforts. There can be no assurance as to the impact that any such transition would have on the Company's revenue or profitability. In addition, there can be no assurance that the Company's new products and enhancements will adequately address the changing needs of the marketplace and achieve market acceptance or that developments by others will not render the Company's products obsolete or noncompetitive. Any such failure could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Risks Associated With Rapid Technological Change."

INTELLECTUAL PROPERTY

     Comshare distributes its software products under software license agreements which generally grant customers a non-exclusive, non-transferable license to use the Company's products. The Company considers its software products to be valuable and unique assets and actively attempts to protect them contractually by generally restricting usage to internal operations, and prohibiting the unauthorized reproduction or transfer to third parties. The Company also believes that the nature of its customers and the provision of continuing maintenance and support services reduce the risk of unauthorized reproduction.

     In addition, the Company relies on copyright protection and trade secret laws to protect proprietary information. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, certain provisions of the Company's contracts prohibiting unauthorized reproduction may be unenforceable under the laws of certain foreign countries. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar or superior technology. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that any such claims will not require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time-consuming and could have a material adverse effect on the Company's business, results of operations and financial condition regardless of the outcome of such litigation. See "Risk Factors -- Limited Intellectual Property Protection."

LICENSED TECHNOLOGIES

     The Company licenses certain software programs and tools from third parties and incorporates them into the Company's products. Generally, these licenses are non-exclusive worldwide licenses providing for varying royalty payments and expiration dates. The Company believes that the inclusion of third-party software programs and tools in its products reduces product development risk and time to market.

     Examples of third-party software tools that the Company incorporates into its products include Arbor's Essbase, Btrieve Technology, Inc.'s Btrieve database, Microsoft Excel and Strategic Mapping, Inc.'s Atlas View SDK. The Company is substantially dependent upon Essbase, which is an integral part of the Company's Commander OLAP, ARTHUR Planning and Plan Monitor products and certain planned new products. The Company's worldwide license for Essbase expires December 31, 2001. The license may also be terminated in the event of an uncured material breach.

     Because Essbase is the OLAP technology which provides the critical multidimensional functionality for Commander OLAP and is an integral component of the Company's ARTHUR product line, loss of the Company's rights to Essbase, or any change impacting the availability of Essbase, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if there is any significant change in the competitiveness of Essbase, the Company could be required to undertake an expensive and time-consuming revision of its products to operate on the competitive product or technology and the Company's business, results of operations and financial condition could be materially adversely affected.

     In the future, the Company intends to increase the rate at which it licenses software tools from third parties for incorporation into its products, as part of its strategy to reduce product development risk and time to market for new products and product enhancements. Incorporating third-party software into its products subjects the Company to risks that its third-party vendors will refuse to renew a license, or become unable or unwilling to support and enhance their products in a manner that satisfies the Company's requirements. If the Company were unable to renew these licenses, or if its third party vendors were to become unable or unwilling to support and enhance their products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could adversely impact the ability of the Company to sell its current products, cause delays in the development and introduction of new products and increase the Company's cost of development of such products. The occurrence of any of the foregoing risks associated with licensing software from third parties could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Reliance on Relationships with Arbor Software Corporation and Other Third Parties."

COMPETITION

     The markets for Comshare's software products are highly competitive and characterized by continued change and rapid technological advancements. In general, the Company competes on the basis of: (1) software application utility, which includes the extent to which its product offerings meet specific end-user markets and needs; (2) functionality, which includes the breadth and depth of features and functions and ease-of-use; (3) service and support, which includes the range and quality of technical support, training and consulting services;
(4) vendor reputation; (5) product architecture, which includes distributed computing capability, and ease of customization and integration with other applications; and (6) product pricing in relation to performance. The Company believes it competes favorably with respect to these factors.

     The client/server applications software market, including the market for decision support software, is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards. Because the Company offers multiple products, the Company competes with a variety of other companies depending on the target market for their applications software products. In the EIS market, the Company competes primarily with Oracle Corporation, which recently purchased Express software from Information Resources, Inc.; Information Resources, Inc., which retained rights to Express software for certain applications; The Dun and Bradstreet Corporation, which purchased Pilot Software; and certain other software vendors. In the financial reporting applications market, the Company's principal competitor is Hyperion Software Corporation, which is generally recognized as the current market leader for stand-alone financial consolidation applications. In the retail decision support applications market, the Company competes with traditional EIS providers that do not have specific merchandise planning applications and with a number of smaller software providers. The Company also competes with a variety of additional software companies, third-party professional services organizations that develop custom software and with internal information technology departments which develop decision support solutions. Among the Company's current and potential competitors are also a number of large software companies, including developers of spreadsheets, RDBMSs, data warehouses, database query and reporting tools and transaction processing-based applications, that may elect to increase the decision support capabilities of their current products or that may develop or acquire products that compete with the Company's products. Increased competition could result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition. See "Risk Factors -- Competition."

EMPLOYEES

     Comshare had 686 full-time employees at June 30, 1995, including 262 in sales and marketing, 146 in research and product development, 145 in consulting and implementation services and 133 in customer support and administration. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its relations with employees are good.

FACILITIES

     The Company's headquarters is located in Ann Arbor, Michigan in a leased facility consisting of approximately 61,200 square feet. This lease expires on February 28, 2005. The Company also leases a 52,100 square feet facility in London, England under a lease that expires on December 9, 2007. This facility is used for administration, sales, marketing and implementation services. In addition, the Company leases sales offices in 25 major cities in the United States, Europe and Australia and maintains a product development facility in Leicester, England.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation that, in the opinion of management, could reasonably be expected to have a material adverse impact on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of the executive officers and directors of the Company, assuming the election of all directors nominated for election to the Board of Directors at the Annual Meeting of Shareholders to be held on November 18, 1995, are as follows:

              NAME                  AGE                           POSITION
---------------------------------   ---      --------------------------------------------------
T. Wallace Wrathall..............   58       President, Chief Executive Officer and Director
Stephen R. Fluin.................   41       Vice President, European Operations
Dennis G. Ganster................   44       Senior Vice President and Chief Technology Officer
Kathryn A. Jehle.................   43       Senior Vice President, Chief Financial Officer,
                                               Treasurer and Assistant Secretary
Dion T. O'Leary..................   51       Vice President, Agents and Distributors
Charles J. Palmer................   50       Vice President, North American EIS Sales
Steven J. Tonissen...............   46       Senior Vice President, Marketing
Donald J. Walker.................   55       Senior Vice President
Richard L. Crandall..............   52       Chairman of the Board of Directors
Geoffrey B. Bloom................   53       Director Nominee
Daniel T. Carroll................   69       Director
Stanley R. Day...................   70       Director
W. John Driscoll.................   66       Director
Alan G. Merten...................   53       Director
George R. Mrkonic................   42       Director Nominee
John F. Rockart..................   64       Director

     Mr. Wrathall assumed the position of President and Chief Executive Officer of the Company in April 1994, after having served as the Company's Chief Financial Officer for 18 years and as a Senior Vice President since 1988.

     Mr. Fluin was named Vice President, European Operations of the Company in November 1994, after having served as the Company's Director of United Kingdom Sales for over seven years. Mr. Fluin has been with the Company in various positions since 1978.

     Mr. Ganster was named Senior Vice President in July 1994 after having served as Vice President and Chief Technology Officer since April 1993. He had previously served as the Company's Vice President of Product Management from July 1988 to April 1993, and has been with the Company in various positions since 1972.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in May 1994. Ms. Jehle served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994; and as Vice President of AMF Bowling Centers, Inc. from May 1990 to June 1993. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.

     Mr. O'Leary was named Vice President, Agents and Distributors of the Company in November 1994 after having served as the Company's Director of Agents and Distributors for over ten years. Mr. O'Leary has been with the Company in various positions since 1971.

     Mr. Palmer was named an Executive of the Company in October 1995 and has served as Vice President, North American EIS Sales, of the Company since July 1994. He previously served as Vice

President, Eastern Region North American Sales, from July 1993 to July 1994, after having served as Vice President, U.S. Sales, from July 1990 to July 1993. Mr. Palmer has been with the Company in various positions since 1976.

     Mr. Tonissen was named Senior Vice President, Marketing of the Company in June 1995. Prior to joining the Company, Mr. Tonissen served as a principal in The Spectrum Group, a management and information system consulting organization, from December 1992 until June 1995; Sales Director of ONTOS, an object-oriented database company, from December 1991 to December 1992; Managing Director of the Telon Division of Pansophic Systems, a computer software and service company, which was later acquired by Computer Associates, from June 1991 to December 1991; and as Director of Marketing of the same division of Pansophic from January 1990 to June 1991.

     Mr. Walker has been a Senior Vice President of the Company since July 1988 and has been with the Company in various positions since 1974.

     Mr. Crandall was named Chairman of the Board of the Company in April 1994, after having served as President and Chief Executive Officer of the Company since 1970. Mr. Crandall also serves as a director of Computer Task Group, Inc.

     Mr. Bloom is the President and Chief Executive Officer, Wolverine World Wide, Inc, a manufacturer and seller of footwear. Mr. Bloom assumed such position in 1993, after serving as Chief Operating Officer of such company from 1987 to 1993.

     Mr. Carroll is the Chairman and President of The Carroll Group, Inc., a management consulting company. He also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, DeSoto, Inc., Diebold, Inc., Michigan National Corporation, Oshkosh Truck Corporation, UDC Homes, Inc., Wolverine World Wide, Inc. and Woodhead Industries, Inc.

     Mr. Day is the retired Chairman of the Board, Champion Enterprises, Inc., a manufacturer of manufactured homes and mid-sized buses.

     Mr. Driscoll is the retired President, Rock Island Company, a private investment company. He also serves as a director of the following corporations:
The John Nuveen Company, MIP Properties, Inc., The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.

     Mr. Merten is the Dean, Johnson Graduate School of Management, Cornell University. He also serves as a director of Tompkins County Trust Company, American Capital Bond Fund, Inc., American Capital Convertible Securities, Inc. and American Capital Income Trust and as a trustee of the Common Sense Trust.

     Mr. Mrkonic is the Vice Chairman and President, Borders Group, Inc., an operator of book and music stores. He assumed his current position in December 1994 and has been a director of Borders Group, Inc. since August 1994. Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of K-Mart Corporation, a general merchandise retailer, from November 1990 to November 1994. He was President of Eyelab, Inc., an optical goods retailer, from 1987 to 1990. Mr. Mrkonic is also a director of The Sports Authority, Inc., OfficeMax, Inc. and Champion Enterprises, Inc.

     Mr. Rockart is a Director and Senior Lecturer at the Center for Information Systems Research, Massachusetts Institute of Technology. He also serves as a director of Keane, Inc. and Renaissance Solutions, Inc.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1995, and as adjusted to reflect the sale by the Selling Shareholders of the shares of Common Stock offered by this Prospectus (assuming no exercise of the Underwriters' over allotment option), by all directors and executive officers of the Company as a group.

                                                                                       SHARES TO BE
                                    SHARES BENEFICIALLY                             BENEFICIALLY OWNED
                                     OWNED PRIOR TO THE                                 AFTER THE
                                        OFFERING(1)             SHARES TO BE           OFFERING(1)
                                  ------------------------       SOLD IN THE       --------------------
             NAME                  NUMBER       PERCENT(2)       OFFERING(3)       NUMBER       PERCENT
-------------------------------   ---------     ----------     ---------------     -------      -------
All executive officers and
  directors as a group (16
  persons)(4)..................   1,358,538      16.2%              567,040        791,498       8.5%

---------------
(1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, the beneficial owners are presumed to have sole voting and investment power with respect to all shares shown.

(2) The total number of shares of Common Stock deemed outstanding prior to this Offering was 8,241,635 as of September 30, 1995. The number of shares of Common Stock deemed outstanding after this Offering includes the additional 1,125,000 shares being offered by the Company in this Offering, and assumes no exercise of the Underwriters' over-allotment option.

(3) The Selling Shareholders include Messrs. Crandall, Driscoll and certain trusts of which Mr. Driscoll serves as a trustee. For a description of the shares of Common Stock to be sold in the Offering by Messrs. Crandall, Driscoll and the trusts of which Mr. Driscoll serves as a trustee, see "Selling Shareholders." No other executive officer or director is participating in this Offering as a Selling Shareholder.

(4) Includes 168,749 shares which certain directors and executive officers have, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan; 593,209 shares, referred to in Note (5) under "Selling Shareholders," as to which beneficial ownership is disclaimed; 11,153 shares that have been allocated to the accounts of members of the group under the Company's Employee Stock Ownership Plan; and 36,000 shares referred to in Note (2) under "Selling Shareholders" owned by the minor son of a director of the Company, as to which beneficial ownership is disclaimed.

                              SELLING SHAREHOLDERS

     All of the Selling Shareholders, other than Richard L. Crandall, are descendants (and their spouses) of Frederick Weyerhaeuser, trusts for the benefit of such persons, a corporation owned by such persons and trusts or a foundation affiliated with such persons (the "Weyerhaeuser Family"). W. John Driscoll, who has served as a director of the Company since 1970, and his spouse, are members of the Weyerhaeuser Family and are Selling Shareholders. At September 30, 1995, the members of the Weyerhaeuser Family, including the Selling Shareholders, beneficially owned 1,452,819 shares, or 17.6%, of the Common Stock. Following the Offering, the members of the Weyerhaeuser Family, including the Selling Shareholders, will beneficially own 456,298 shares, or 4.9%, of the Common Stock. At September 30, 1995, the only member of the Weyerhaeuser Family beneficially owning more than 1% of the Common Stock was Rock Island Company, which beneficially owned 511,407 shares, or 6.2%, of the Common Stock. The information pertaining to Rock Island Company is based on a
Schedule 13D Report, dated July 3, 1995. Following the Offering, no member of the Weyerhaeuser Family will beneficially own more than 1% of the Common Stock. Richard L. Crandall, Chairman of the Board of the Company, is also a Selling Shareholder. At September 30, 1995, Mr. Crandall beneficially owned 209,809 shares, or 2.5%, of the Common Stock. Following the Offering, Mr. Crandall will beneficially own 171,330 shares, or 1.8%, of the Common Stock.

     The following table sets forth the name of each Selling Shareholder for whose account shares of Common Stock are offered by this Prospectus, the number of shares of Common Stock currently held for the account of such Selling Shareholder, the number of shares of Common Stock being sold for the account of such Selling Shareholder in the Offering (assuming no exercise of the Underwriters' over-allotment option) and the number of shares of Common Stock that will be held for the account of such Selling Shareholder following the Offering (assuming no exercise of the Underwriters' over-allotment option).

                                                    SHARES HELD FOR                       SHARES TO BE HELD
                                                     ACCOUNT PRIOR    SHARES TO BE SOLD   FOR ACCOUNT AFTER
                       NAME                           TO OFFERING      IN THE OFFERING      THE OFFERING
--------------------------------------------------  ---------------   -----------------   -----------------
Rock Island Company(1)............................       511,407            444,040             67,367
Richard L. Crandall(2)............................       209,809             38,479            171,330
Elizabeth S. Driscoll.............................        68,085             59,116              8,969
Rev. Trust of Rudolph W. Driscoll, Jr.(3).........        47,187             40,971              6,216
Frederick K. Weyerhaeuser Trust of 1939 fbo Vivian
  W. Piaseki(4)...................................        44,775             38,877              5,898
Elizabeth C. Driscoll.............................        42,504             36,905              5,599
John B. Driscoll..................................        42,504             36,905              5,599
Margaret L. Driscoll..............................        42,504             36,905              5,599
William L. Driscoll...............................        42,504             36,905              5,599
Stewardship Foundation............................        31,692             27,517              4,175
W. John Driscoll(5)...............................        26,250             11,250             15,000
Rudolph W. Driscoll...............................        22,500             19,536              2,964
Charles L. Weyerhaeuser...........................        22,500             19,536              2,964
F. T. Weyerhaeuser(6).............................        22,500             19,536              2,964
Trust U/W of F. Weyerhaeuser
  fbo V. Rasmussen(7).............................        22,500             19,536              2,964
1966 Rev. Trust #2 of Sarah-Maud W.
  Sivertsen(8)....................................        11,700             10,159              1,541
1966 Rev. Trust #3 of Sarah-Maud W.
  Sivertsen(9)....................................        11,700             10,159              1,541
1966 Rev. Trust #4 of Sarah-Maud W.
  Sivertsen(10)...................................        11,700             10,159              1,541
Trust for Elise B. Rosenberry(11).................        10,800              9,377              1,423
Trust for Lucy Rosenberry(12).....................        10,800              9,377              1,423
Trust for Walter S. Rosenberry III(13)............        10,800              9,377              1,423
Trust U/W of J.P. Weyerhaeuser Jr. fbo Elizabeth
  W. Meadowcroft(14)..............................        10,605              9,208              1,397

                                                    SHARES HELD FOR                       SHARES TO BE HELD
                                                     ACCOUNT PRIOR    SHARES TO BE SOLD   FOR ACCOUNT AFTER
                       NAME                           TO OFFERING      IN THE OFFERING      THE OFFERING
--------------------------------------------------  ---------------   -----------------   -----------------
Trust U/W of J.P. Weyerhaeuser Jr.
  fbo George H. Weyerhaeuser(15)..................        10,605              9,208              1,397
Trust U/W of J.P. Weyerhaeuser Jr.
  fbo Anna W. Pascoe(16)..........................        10,605              9,208              1,397
Spec. Power of Appointment Trust U/W of J.P.
  Weyerhaeuser III(17)............................        10,605              9,208              1,397
Vivian W. Piasecki................................         9,682              8,407              1,275
Julie C. Titcomb..................................         8,145              7,072              1,073
Rev. Trust of William T. Weyerhaeuser(18).........         7,068              6,137                931
Rev. Trust of Bruce L. Titcomb(19)................         4,500              3,907                593
1985 Trust for Christopher B. Titcomb(20).........         4,002              3,475                527
1985 Trust for Daniel O. Titcomb(21)..............         4,002              3,475                527
1985 Trust for Robert C. Titcomb(22)..............         4,002              3,475                527
Kirsten B. Driscoll...............................         3,750              3,256                494
Catherine C. Titcomb(23)..........................         2,499              2,170                329
Daniel L. Titcomb(23).............................         2,499              2,170                329
Daniel C. Titcomb(24).............................         2,437              2,116                321
Trust for Stephen T. Titcomb created
  4-25-61(25).....................................         2,100              1,823                277
Madeline O. Titcomb(23)...........................         2,062              1,790                272
Peter C. Titcomb..................................         1,545              1,341                204
Edward R. Titcomb Insurance Trust
  fbo Bruce L. Titcomb(26)........................         1,125                977                148
Edward R. Titcomb Insurance Trust
  fbo Daniel C. Titcomb(27).......................         1,125                977                148
Edward R. Titcomb Insurance Trust fbo Frederick W.
  Titcomb(28).....................................         1,125                977                148

---------------
 (1) The information pertaining to Rock Island Company is based on a Schedule 13D Report, dated July 3, 1995, which was filed by Rock Island Company with the Securities and Exchange Commission. The Schedule 13D Report reflects that Rock Island Company has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 511,407 shares.

 (2) Includes 37,500 shares which Mr. Crandall has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 2,632 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan. Mr. Crandall disclaims beneficial ownership of 36,000 shares reflected in the table which are owned by his minor son.

 (3) Rudolph W. Driscoll, Jr. has voting and investment power over the shares in this revocable trust, but has delegated voting power over the shares in the trust to W. John Driscoll.

 (4) The trustees of the Frederick K. Weyerhaeuser Trust of 1939 fbo Vivian W. Piasecki are Walter S. Rosenberry and John P. Weyerhaeuser IV, who share voting and investment power over the shares in the trust.

 (5) W. John Driscoll beneficially owns 623,919 shares of Common Stock, which includes an aggregate of 84,387 shares owned by five trusts. Mr. Driscoll is a co-trustee of the four trusts described in Notes (8), (9), (10) and
     (25) under "Selling Shareholders" and is the sole trustee of a fifth trust described in Note (3) under "Selling Shareholders". This number also includes 511,407 shares owned by Rock Island Company, a private investment company, all of the capital stock of which is owned by members of the Weyerhaeuser Family, as well as 1,875 shares which Mr. Driscoll has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan. Mr. Driscoll is a director of, and owns 0.8721% of the stock of, Rock Island Company. Mr. Driscoll shares voting and investment power with respect to the shares owned by the four trusts of which he is the co-trustee and the shares owned by Rock Island Company; however, except as to 4,459 of the shares owned by Rock Island Company, he disclaims beneficial ownership of such shares. Mr. Driscoll has voting power, but no investment power, with respect to the trust of which he is the sole trustee. All of the shares of Common Stock described in this note are included in the shares owned by various members of the Weyerhaeuser Family. The information in the table pertaining to W. John Driscoll is based on a Schedule 13G Report, dated July 3, 1995, which was filed by W. John Driscoll with the Securities and Exchange Commission. The
     Schedule 13G Report reflects that W. John Driscoll has sole voting power with respect to 26,250 shares, shared voting power with respect to 84,387 shares, sole dispositive power with respect to 26,250 shares, and shared dispositive power with respect to 37,200 shares.

 (6) F.T. Weyerhaeuser is a co-trustee of the six trusts described in Notes (8),
     (9), (10), (14), (15) and (16) under "Selling Shareholders."

 (7) The trustees of the Trust U/W of F. Weyerhaeuser fbo V. Rasmussen are Frederick W. Titcomb and George H. Weyerhaeuser, who share voting and investment power over the shares in the trust.

 (8) The trustees of the 1966 Rev. Trust #2 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

 (9) The trustees of the 1966 Rev. Trust #3 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(10) The trustees of the 1966 Rev. Trust #4 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(11) The trustees of the Trust for Elise B. Rosenberry are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.

(12) The trustees of the Trust for Lucy Rosenberry are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.

(13) The trustees of the Trust for Walter Rosenberry III are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.

(14) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo Elizabeth W. Meadowcroft are Walter S. Rosenberry III, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(15) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo George H. Weyerhaeuser are Walter S. Rosenberry III, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(16) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo Anna W. Pascoe are Walter S. Rosenberry, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(17) The trustees of the Special Power of Appointment Trust U/W of J. P. Weyerhaeuser III are George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(18) The trustee of the Revocable Trust of William T. Weyerhaeuser is Gail T. Weyerhaeuser who has voting and investment power over the shares in the trust.

(19) The trustee of the Revocable Trust of Bruce L. Titcomb is Kathleen Y. Titcomb who has voting and investment power over the shares in the trust.

(20) The trustees of the 1985 Trust for Christopher B. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(21) The trustees of the 1985 Trust for Daniel O. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(22) The trustees of the 1985 Trust for Robert C. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(23) These shares are held in custodial accounts under a Uniform Transfer to Minors Act, with Judith L. Titcomb, as custodian, having voting and investment power over these shares.

(24) Daniel C. Titcomb is a co-trustee of the three trusts described in Notes
     (20), (21) and (22) under "Selling Shareholders."

(25) The trustees of the 1985 Trust for Stephen T. Titcomb created 4-25-61 are
     W. John Driscoll and George H. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(26) The trustees of the Edward R. Titcomb Insurance Trust fbo Bruce L. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(27) The trustees of the Edward R. Titcomb Insurance Trust fbo Daniel C. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(28) The trustees of the Edward R. Titcomb Insurance Trust fbo Frederick W. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $1.00 par value, and 5,000,000 shares of Preferred Stock, no par value. The Company's Board of Directors has approved an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares, which increase will be voted upon by the Company's shareholders at the 1995 Annual Meeting of Shareholders to be held November 18, 1995.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued pursuant to this Offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized from time to time to issue shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations and restrictions as the Board of Directors may determine, without the vote of holders of its Common Stock or Preferred Stock, if any. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of Preferred Stock could adversely affect the holders of Common Stock. For example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer or proxy contest or a removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S BYLAWS AND OF MICHIGAN LAW

     BYLAWS

     The Company's Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by shareholders to change the Company's management. The Company's Bylaws provide that nominations for directors may not be made by shareholders at any annual or special meeting thereof unless the shareholder intending to make a nomination notifies the Company of his intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding himself and the intended nominee. The Company's Bylaws also require advance notice of any proposal to be brought by a shareholder before any annual or special meeting of shareholders and require that the shareholder provide certain information to the Company regarding such shareholder, the proposal and any material interest such shareholder may have in the proposal.

     MICHIGAN LAW

     The Michigan Business Corporation Act (the "MBCA") contains certain provisions that may impede the acquisition of significant stock ownership in the Company unless approved by the Company's Board of Directors. Chapter 7B of the MBCA provides that "control shares" of the

Company acquired in a control share acquisition have no voting rights except as granted by the shareholders of the Company. Control shares are shares that, when added to shares previously owned by a shareholder, increases such shareholder's ownership of voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of the Company. Chapter 7A of the MBCA provides that business combinations between a Michigan corporation which elects to be subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of such corporation generally require the approval of 90% of the votes of each class of stock entitled to be cast, and at least 2/3 of the votes of each class of stock entitled to be cast other than shares owned by such 10% owner, unless the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. The Company is subject to Chapter 7B of the MBCA. The Company is not currently subject to Chapter 7A of the MBCA, but the Company's Board of Directors may elect at any time to be subject to all or part of Chapter 7A, with respect to specifically identified or unidentified 10% owners, by adopting a resolution to that effect.

     LIMITATION OF LIABILITY

     The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 551(1) of the MBCA dealing with liability for unauthorized distributions and loans to insiders or (iv) for any transaction from which the director derived an improper personal benefit.

     A principal effect of these provisions is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

     The Company's Articles of Incorporation and Bylaws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by Michigan law, including circumstances in which indemnification is otherwise discretionary.

STOCK TRANSFER AGENT

     The transfer agent for the Common Stock is KeyCorp Shareholder Services,
Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this Offering, the Company will have 9,366,635 shares of Common Stock outstanding, all of which, including the 2,160,000 shares offered hereby, will be freely tradeable in the public market without restriction under the Securities Act unless they are held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act). Of
the Company's outstanding shares,             shares are subject to lock-up
agreements pursuant to which they may not be sold or transferred for 90 days after the date of this Prospectus. However, Robertson, Stephens & Company, in its sole discretion, may release the shareholders from these lock-up agreements, in whole or in part, at any time and without notice.

     The Company also maintains two stock option plans, the 1988 Stock Option Plan and the 1994 Directors Stock Option Plan, and an Employee Stock Purchase Plan and an Executive Stock Purchase Program. As of September 30, 1995, there were an aggregate of approximately 838,245 shares of Common Stock subject to outstanding options or purchase rights under these plans. The Company has filed registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1988 Stock Option Plan, the 1994 Directors Stock Option Plan, the Employee Stock Purchase Plan and the Executive Stock Purchase Plan. Shares covered by those registration statements are eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described above, if applicable.

     No prediction can be made as to the effect, if any, that market sales or the availability for sale of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                  UNDERWRITING

     The Underwriters named below, acting through their representative, Robertson, Stephens & Company, L.P., Volpe, Welty & Company and The Chicago Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                             NUMBER OF
                                       NAME                                   SHARES
        ------------------------------------------------------------------   ---------
        Robertson, Stephens & Company, L.P. ..............................
        Volpe, Welty & Company............................................
        The Chicago Corporation...........................................

                                                                             ---------
                Total.....................................................   2,160,000
                                                                             =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $     per share, of which $
may be reallowed to other dealers. After the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 324,000 additional shares of Common Stock at the same price per share as the Company and the Selling Shareholders receive for the 2,160,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,160,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,160,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

     Each executive officer and director of the Company listed in the table under "Management" and each Selling Shareholder has agreed, during the period ending 90 days after the date of this Prospectus, not to directly or indirectly offer, sell, contract to sell, make subject to any purchase option, grant a
security interest in or otherwise dispose of an aggregate of             shares
of Common Stock without the prior written consent of Robertson, Stephens & Company, L.P. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than shares or options issued under the Company's stock and option plans until 90 days after the effective date of this Registration Statement, except with the prior written consent of Robertson, Stephens & Company, L.P. Consent to earlier sale of such shares may be granted by Robertson, Stephens & Company, L.P. in its discretion.

     The Underwriters do not intend to confirm sales to any account over which they have discretionary authority.

     In general, the rules of the Commission will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan. Janet L. Neary, a member of Dykema Gossett PLLC, serves as the Company's Secretary. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison, San Francisco, California.

                                    EXPERTS

     The consolidated balance sheets as of June 30, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows of the Company for each of the three years in the period ended June 30, 1995, and the related financial statement schedule included in or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their reports with respect thereto, and are included in or incorporated by reference herein in reliance on the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes as explained in Note 8 to the consolidated financial statements.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                             COMSHARE, INCORPORATED
            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
                              FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants.............................................    F-2
Consolidated Statement of Operations for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995.......................................................    F-3
Consolidated Balance Sheet as of June 30, 1994 and 1995..............................    F-4
Consolidated Statement of Cash Flows for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995.......................................................    F-6
Consolidated Statement of Shareholders' Equity for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995.......................................................    F-7
Notes to Consolidated Financial Statements...........................................    F-8

After the stock split discussed in Note 12 to Comshare, Incorporated's Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                               ARTHUR ANDERSEN LLP

Detroit, Michigan,
July 27, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Comshare, Incorporated:

We have audited the accompanying consolidated balance sheet of COMSHARE, INCORPORATED (a Michigan corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comshare, Incorporated and subsidiaries as of June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As explained in Note 8 to the financial statements, effective July 1, 1992, the Company changed its method of accounting for income taxes.

                             COMSHARE, INCORPORATED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (dollars in thousands)

                                                                        YEAR ENDED JUNE 30,
                                                                  -------------------------------
                                                                    1993       1994        1995
                                                                  --------    -------    --------
REVENUE
  Software licenses............................................   $ 40,397    $37,871    $ 49,294
  Software maintenance.........................................     43,064     41,625      36,649
  Implementation, consulting and other services................     21,733     17,130      22,415
                                                                  --------    -------    --------
TOTAL REVENUE..................................................    105,194     96,626     108,358
COSTS AND EXPENSES
  Selling and marketing........................................     54,065     46,457      45,283
  Cost of revenue and support..................................     20,528     17,670      24,799
  Internal research and product development....................     22,989     19,293      16,180
  Internally capitalized software..............................    (15,035)   (13,193)    (11,667)
  Software amortization........................................     10,761     12,517      13,250
  General and administrative...................................     11,668      9,891      11,663
  Unusual charge...............................................         --         --       6,365
  Restructuring related costs..................................      1,489      2,343          --
                                                                  --------    -------    --------
TOTAL COSTS AND EXPENSES.......................................    106,465     94,978     105,873
                                                                  --------    -------    --------
INCOME (LOSS) FROM OPERATIONS..................................     (1,271)     1,648       2,485
OTHER INCOME (EXPENSE)
  Interest income..............................................        298         79         157
  Interest expense.............................................       (611)      (568)       (669)
  Exchange gain (loss).........................................        480        (25)        307
                                                                  --------    -------    --------
TOTAL OTHER INCOME (EXPENSE)...................................        167       (514)       (205)
                                                                  --------    -------    --------
INCOME (LOSS) BEFORE TAXES.....................................     (1,104)     1,134       2,280
Provision (benefit) for income taxes...........................        659        912      (3,048)
                                                                  --------    -------    --------
NET INCOME (LOSS)..............................................   $ (1,763)   $   222    $  5,328
                                                                  ========    =======    ========
NET INCOME (LOSS) PER COMMON SHARE.............................   $  (0.22)   $  0.03    $   0.63
                                                                  ========    =======    ========
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE COMMON
  EQUIVALENT SHARES............................................      7,978      8,234       8,398
                                                                  ========    =======    ========

         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                           CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)

                                                                                  JUNE 30,
                                                                             ------------------
                                                                              1994       1995
                                                                             -------    -------
  ASSETS
CURRENT ASSETS
  Cash....................................................................   $ 1,774    $ 1,398
  Accounts receivable, less allowance for doubtful accounts of $1,161 in
     1994 and $887 in 1995................................................    30,846     29,531
  Deferred income taxes...................................................     1,487        783
  Prepaid expenses........................................................     4,012      4,098
                                                                             -------    -------
     Total current assets.................................................    38,119     35,810
PROPERTY AND EQUIPMENT, at cost
  Computers and other equipment...........................................    24,278     24,023
  Leasehold improvements..................................................     4,258      3,053
                                                                             -------    -------
                                                                              28,536     27,076
  Less -- Accumulated depreciation........................................    24,338     23,663
                                                                             -------    -------
     Property and equipment, net..........................................     4,198      3,413
COMPUTER SOFTWARE, net of accumulated amortization of $50,114 as of June
  30, 1994 and $70,308 as of June 30, 1995................................    40,236     32,676
GOODWILL, net of accumulated amortization of $1,437 in 1994 and
  $1,751 in 1995..........................................................     2,033      2,246
OTHER ASSETS..............................................................     4,358      5,165
                                                                             -------    -------
                                                                             $88,944    $79,310
                                                                             =======    =======

         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                           CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)

                                                                                  JUNE 30,
                                                                             ------------------
                                                                              1994       1995
                                                                             -------    -------
  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable...........................................................   $    29    $    --
  Accounts payable........................................................    10,608     11,342
  Accrued liabilities
     Payroll..............................................................     4,910      3,467
     Taxes, other than income taxes.......................................     1,399      1,486
     Other................................................................     1,364      1,465
                                                                             -------    -------
       Total accrued liabilities..........................................     7,673      6,418
  Income taxes............................................................       641      1,602
  Deferred revenue........................................................    19,617     18,599
                                                                             -------    -------
       Total current liabilities..........................................    38,568     37,961
LONG-TERM DEBT............................................................    15,354      5,436
DEFERRED INCOME TAXES.....................................................     5,511        275
OTHER LIABILITIES.........................................................     3,005      3,090
SHAREHOLDERS' EQUITY
  Capital stock:
     Preferred stock, no par value; authorized 5,000,000 shares; none
      issued..............................................................        --         --
     Common stock, $1.00 par value; authorized 20,000,000 shares;
      outstanding 8,036,716 shares in 1994 and 8,221,234 shares in 1995...     8,037      8,221
  Capital contributed in excess of par....................................    11,982     13,199
  Retained earnings.......................................................    10,190     15,500
  Currency translation adjustments........................................    (3,504)    (3,239)
                                                                             -------    -------
                                                                              26,705     33,681
  Less -- Notes receivable................................................       199      1,133
                                                                             -------    -------
       Total shareholders' equity.........................................    26,506     32,548
                                                                             -------    -------
                                                                             $88,944    $79,310
                                                                             =======    =======

         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)

                                                                       YEAR ENDED JUNE 30,
                                                                 --------------------------------
                                                                   1993        1994        1995
                                                                 --------    --------    --------
OPERATING ACTIVITIES
NET INCOME (LOSS).............................................   $ (1,763)   $    222    $  5,328
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
  Depreciation and amortization...............................     15,491      15,893      15,873
  Write-off of capitalized software...........................         --          --       6,365
  Gain on sale of undeveloped land............................         --      (1,102)         --
  Provision for losses on accounts receivable.................        586         140        (119)
  Loss on sale of property and equipment......................         71           3          28
  Changes in operating assets and liabilities:
     Accounts receivable......................................      4,601         585       2,675
     Prepaid expenses.........................................      1,142         929          77
     Other assets.............................................      1,122          35          --
     Accounts payable.........................................     (2,716)     (1,083)       (469)
     Accrued liabilities......................................     (2,927)        853        (337)
     Deferred revenue.........................................       (396)     (3,875)     (1,489)
     Deferred income taxes....................................        528         732      (4,645)
     Other liabilities........................................        607         301          42
                                                                 --------    --------    --------
       Net cash provided by operating activities..............     16,346      13,633      23,329
INVESTING ACTIVITIES
  Additions to computer software..............................    (15,811)    (13,187)    (11,667)
  Payments for property and equipment.........................     (1,645)     (1,199)     (1,207)
  Proceeds from sale of undeveloped land......................         --       3,376          --
  Other.......................................................       (235)     (1,382)     (1,227)
                                                                 --------    --------    --------
       Net cash used in investing activities..................    (17,691)    (12,392)    (14,101)
FINANCING ACTIVITIES
  Net repayments under notes payable..........................       (590)        (40)        (33)
  Net borrowings (repayments) under long-term debt............        768      (2,046)    (10,044)
  Stock options exercised.....................................        358          74         248
  Other.......................................................         --         (42)        202
                                                                 --------    --------    --------
       Net cash provided by (used in) financing activities....        536      (2,054)     (9,627)
EFFECT OF EXCHANGE RATE CHANGES...............................       (408)         (6)         23
                                                                 --------    --------    --------
NET DECREASE IN CASH..........................................     (1,217)       (819)       (376)
                                                                 --------    --------    --------
BALANCE AT BEGINNING OF YEAR..................................      3,810       2,593       1,774
                                                                 --------    --------    --------
BALANCE AT END OF YEAR........................................   $  2,593    $  1,774    $  1,398
                                                                 ========    ========    ========
Supplemental disclosures:
  Cash paid for interest......................................   $    540    $    624    $    690
                                                                 ========    ========    ========
  Cash paid for income taxes..................................   $  1,113    $    481    $    558
                                                                 ========    ========    ========

         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (dollars in thousands)

                                                                         YEAR ENDED JUNE 30,
                                                                    -----------------------------
                                                                     1993       1994       1995
                                                                    -------    -------    -------
COMMON STOCK
  Balance beginning of year......................................   $ 7,930    $ 8,019    $ 8,037
  Employee Stock Purchase Plan...................................        --         --         22
  1994 Executive Stock Purchase Program..........................        --         --        104
  Retirement of shares...........................................       (27)        --         (2)
  Stock options exercised........................................       116         18         60
                                                                    -------    -------    -------
  Balance end of year............................................     8,019      8,037      8,221
                                                                    -------    -------    -------
CAPITAL CONTRIBUTED IN EXCESS OF PAR
  Balance beginning of year......................................    11,557     11,926     11,982
  Employee Stock Purchase Plan...................................        --         --        155
  1994 Executive Stock Purchase Program..........................        --         --        855
  Retirement of shares...........................................       (41)        --         (3)
  Stock options exercised........................................       397         54        210
  Tax benefits related to stock options..........................        13          2         --
                                                                    -------    -------    -------
  Balance end of year............................................    11,926     11,982     13,199
                                                                    -------    -------    -------
RETAINED EARNINGS
  Balance beginning of year......................................    11,831      9,968     10,190
  Net income (loss)..............................................    (1,763)       222      5,328
  Retirement of shares...........................................      (100)        --        (18)
                                                                    -------    -------    -------
  Balance end of year............................................     9,968     10,190     15,500
                                                                    -------    -------    -------
CURRENCY TRANSLATION ADJUSTMENTS
  Balance beginning of year......................................    (1,165)    (3,553)    (3,504)
  Translation adjustments........................................    (2,388)        49        265
                                                                    -------    -------    -------
  Balance end of year............................................    (3,553)    (3,504)    (3,239)
                                                                    -------    -------    -------
LESS -- NOTES RECEIVABLE
  Balance beginning of year......................................       199        199        199
  1994 Executive Stock Purchase Program..........................        --         --        934
                                                                    -------    -------    -------
  Balance end of year............................................       199        199      1,133
                                                                    -------    -------    -------
     Total shareholders' equity..................................   $26,161    $26,506    $32,548
                                                                    =======    =======    =======

         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material intercompany accounts and transactions have been eliminated.

     REVENUE. The Company's revenue consists of software license fees, software maintenance service fees and implementation, consulting and other service fees. Software license revenue, including sales to distributors, is recognized when a customer contract is fully executed and the software has been shipped. Software maintenance revenue, whether bundled with product license or priced separately, is recorded as deferred revenue on the balance sheet when invoiced and is recognized over the term of the maintenance contract. Implementation, consulting and other services revenue is recognized as the services are performed.

     EXPENSE CLASSIFICATION. Selling and marketing expense includes advertising and agency fees. Cost of revenue and support includes personnel and other costs related to produce the implementation and consulting services revenue, customer support costs, direct cost of producing software and royalty expense for products licensed from others for use in the Company's product offerings.

     FOREIGN CURRENCY TRANSLATION. All assets and liabilities of the Company's foreign operations are translated at current exchange rates and revenue and expenses are translated at monthly exchange rates. Resulting translation adjustments are reflected as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in net income.

     The Company at various times has entered into forward exchange contracts to hedge exposures related to foreign currency transactions. The Company does not use any other types of derivatives to hedge such exposures nor does it speculate in foreign currency. The Company only uses forward exchange contracts to hedge against large selective transactions that present the most exposure to exchange rate fluctuations. The Company entered into a forward contract on September 9, 1994 where it purchased a $1,500,000 contract for British pounds with a maturity date of September 29, 1995. The Company also entered into a forward contract on June 30, 1995 where it sold a $750,000 contract for Canadian dollars with a maturity date of August 31, 1995. The carrying value of these contracts approximates the fair market value.

     Statement of Financial Accounting Standards No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires additional disclosures regarding the nature of derivatives held. This statement is required to be adopted by the Company during its fiscal year ended June 30, 1996.

     CASH. Cash includes investments in highly liquid investments with maturities of three months or less at the time of acquisition.

     INTERNAL RESEARCH AND PRODUCT DEVELOPMENT. Internal research and product development includes all such expense before computer software capitalization and amortization.

     COMPUTER SOFTWARE. The costs of developing and purchasing new software products and enhancements to existing software products are capitalized after technological feasibility is established. These costs include capitalized interest of $906,000, $814,000, and $681,000 in fiscal 1993, 1994 and 1995, respectively. The capitalized development costs are amortized over their estimated service lives which are generally a rolling three years in 1993, 1994 and 1995. The policy is reevaluated and adjusted as necessary at the end of each accounting period. On an ongoing basis, management reviews the valuation and amortization of capitalized development costs. As part of this review, the Company considers the value of future cash flows attributable to the capitalized development costs in evaluating potential impairment of the asset. In addition to the internally capitalized software, the Company

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expended $776,000 on purchased software during the year ended June 30, 1993. There were no expenditures for purchased software for the years ended June 30, 1994 and 1995.

     DEPRECIATION. The cost of depreciable assets is charged to operations on a straight-line basis. Principal service lives for computers and other equipment are three to five years. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter.

     GOODWILL. Goodwill represents the unamortized cost in excess of fair value of net assets acquired and is amortized on a straight-line basis over forty years. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company considers the value of future cash flows attributable to the acquired operations in evaluating potential impairment of goodwill.

     OTHER ASSETS. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is required to be adopted by the Company during its fiscal year ended June 30, 1997. Although a detailed analysis has not been performed, the Company believes there would be no material impact on its financial statements, if this statement was adopted as of June 30, 1995.

     EARNINGS PER SHARE. Earnings per share of common stock is based on the daily weighted average number of shares of common stock outstanding considering the dilutive effect of outstanding stock options when appropriate and reflects the three-for-two stock split. See Note 12 for information regarding the stock split.

     RECLASSIFICATIONS. For the year ended June 30, 1995, the Company changed its presentation of cash flows from operating activities from the direct method to the indirect method.

     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with 1995 presentation.

2. RESTRUCTURING AND UNUSUAL CHARGES

     During the years ended June 30, 1993 and 1994, the Company made provisions totaling $1,489,000, and $2,343,000, respectively, for management actions or plans in connection primarily with staff reductions related to its restructuring. For the year ended June 30, 1994, the restructuring charges include staff reductions of approximately 50 employees; estimated savings of $4,000,000 was achieved in fiscal 1995. At June 30, 1995, $554,000 remains to be paid for contractual obligations related to restructuring actions taken during 1994.

     During the year ended June 30, 1995, the Company recorded an unusual charge of $6,365,000. This charge related to the write-off of capitalized software associated with its mature mainframe products. The write-off of capitalized software associated with the Company's mainframe products is the result of current industry trends and reflects the Company's strategic product plan to focus on desktop and client/server software products.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. BORROWINGS

     Borrowing components are as follows (in thousands):

                                                                        1994       1995
                                                                       -------    ------
        Lines of credit.............................................   $15,354    $5,436
        Notes payable...............................................        29        --
                                                                       -------    ------
               Total outstanding....................................    15,383     5,436
        Less current portion........................................        29        --
                                                                       -------    ------
                                                                       $15,354    $5,436
                                                                       =======    ======

     On October 31, 1994 the Company entered into a $14,000,000 amended and restated domestic credit agreement with its banks which matures on October 31, 1997. The amended and restated credit agreement contains covenants regarding among other things, working capital, leverage, net worth and payment of dividends. Under the terms of the agreement, the Company is not permitted to pay dividends. Permitted borrowings under the credit agreement are based on a percentage of worldwide eligible accounts receivable and worldwide borrowings. At June 30, 1995, the permitted borrowings available under the agreement were $14,000,000, of which $3,500,000 was outstanding. Interest was at the bank's prime rate (8.75% at June 30, 1995) plus 1% and has been reduced effective July 1, 1995, upon the Company's meeting certain financial criteria, to the Eurodollar rate plus applicable margin, which varies between 1 1/2% and 2 1/2%. Subsequent to year end, the banks agreed to release all security interests in the assets of the Company previously granted to the banks.

     Separately, certain of the Company's subsidiaries entered into local currency credit agreements or overdraft facilities in various currencies with banks totaling $3,664,000. At June 30, 1995, the Company has outstanding borrowings of $1,256,000 in British pounds and $680,000 in German marks. The credit agreements expire on October 1, 1997. The interest rates generally vary with the banks' base rate. Most of such borrowings are guaranteed by the Company.

4. SHAREHOLDERS' EQUITY

     The Board of Directors has the authority to issue up to 5,000,000 shares of no par value preferred stock. The shares can be issued in one or more series with full, limited or no voting powers and with such special rights, qualifications, limitations and restrictions as may be adopted by the Board of Directors.

     The Company's senior executives are encouraged to own Comshare common stock. To facilitate such ownership, the shareholders approved the 1994 Executive Stock Purchase Program which enables such executives to purchase Comshare common stock at then current market prices directly from the Company via a promissory note. The promissory note cannot exceed the executive's base annual salary and is secured by the related common stock issued by the Company. The promissory note matures four years from the date of issuance. Interest is at the prime rate plus 1% and may be deferred until the promissory note matures. A total of 300,000 shares of the Company's common stock has been reserved for issuance under the 1994 Executive Stock Purchase Program. For the year ended June 30, 1995, a total of 104,044 shares at prices ranging from $8.67 to $12.33 were issued in exchange for notes totaling $934,000.

5. STOCK OPTIONS

     The Company has two stock option plans, the 1988 Stock Option Plan (the "1988 Plan") and the 1994 Directors Stock Option Plan (the "Directors Plan") which was adopted in November, 1994.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's 1988 Plan provides for the grant of both incentive stock options and non-qualified options to officers and key employees. Options under the 1988 Plan are granted at 100% of market price on date of grant, are exercisable at the rate of 25% per year after one year from the date of grant and have a term of five years. The Board of Directors may, at its discretion, grant stock appreciation rights in connection with the grant of options, but to date has not elected to do so.

     Effective June 25, 1993, the Company offered current option holders except for the Company's senior executive officers, the opportunity to exchange outstanding options, for an equal number of options of the Company's common stock, at the current market price of $4.08. All eligible option holders accepted this offer and the Company canceled the previous options and granted new options representing 467,640 shares of common stock under the Company's 1988 Plan. The new options vest over four years effective from the new date of grant.

     Effective August 13, 1993 and September 23, 1993, the Company offered the senior executives the opportunity to exchange certain outstanding options, for an equal number of options of the Company's common stock, at the current market price of $6.00 and $6.17, respectively. The executive option holders accepted this offer and the Company canceled certain of the previous options and granted new options representing 201,000 shares of common stock under the Company's 1988 Plan. The new options vest over four years effective from the new date of grant.

     The 1988 Stock Option Plan was amended in November, 1994 to increase the number of shares of common stock authorized for grant from 900,000 shares to 1,275,000.

     As of June 30, 1995, the Company has reserved 1,192,928 shares of common stock for the exercise of employee stock options.

     Stock option activity for the 1988 Plan is summarized below:

                                                      NUMBER                          PRICE
                                                     OF SHARES                      PER SHARE
                                                     ---------                ---------------------
Outstanding at June 30, 1992......................  1,305,765                 $ 3.83     to  $14.67
Granted...........................................    529,140                   4.09     to    7.00
Exercised.........................................   (115,500)                  3.83     to    4.83
Canceled..........................................   (533,265)                  4.83     to   13.92
                                                     --------
Outstanding at June 30, 1993......................  1,186,140                   4.09     to   14.67
Granted...........................................    352,500                   6.00     to    9.17
Exercised.........................................    (17,625)                  4.09     to    4.09
Canceled..........................................   (713,247)                  4.09     to   14.67
                                                     --------
Outstanding at June 30, 1994......................    807,768                   4.09     to   11.17
Granted...........................................    216,000                   7.33     to   13.00
Exercised.........................................    (60,697)                  4.09     to    4.09
Canceled..........................................   (197,546)                  4.09     to   11.17
                                                     --------
Outstanding at June 30, 1995......................    765,525                 $ 4.09     to  $13.00
                                                     ========
Exercisable at June 30, 1995......................    182,775
                                                     ========

     The 1994 Directors Stock Option plan was approved by the shareholders in November, 1994. The Directors Plan provides for the issuance of options to purchase up to 150,000 shares of the Company's common stock to nonemployee directors of the Company. Options under the Directors Plan are granted at 100% of the market price on the date of grant, are exercisable at a rate of 25% per year after one year from the date of grant and have a term of five years. In November, 1994, a total of 52,500

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

options were granted, with each of the Company's seven outside directors receiving 7,500 options at $8.33. None of the options was exercisable as of June 30, 1995.

6. EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan was approved by the shareholders in November, 1994. A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows participating employees to purchase through payroll deductions shares of the Company's common stock at 85% of the fair market value at July 1 and January 1. Substantially all full time employees are eligible to participate in the Employee Stock Purchase Plan. During the year ended June 30, 1995, 21,834 shares were issued at $8.07 per share under the Employee Stock Purchase Plan.

7. BENEFIT PLANS

     The Company has profit sharing and employee stock ownership plans covering substantially all United States employees. The profit sharing plan provides for a minimum annual contribution of 2% of an employee's salary, and both plans require the Company to make matching contributions based on employee 401(k) contributions. The Company also has a deferred compensation plan for United States officers for the payment of benefits which would not otherwise be eligible under its tax-qualified retirement plans. The Company contributions, other than the above, are discretionary and are determined by the Board of Directors. The total contributions were $1,129,000 in 1993, $1,007,000 in 1994 and $1,224,000 in 1995.

     A subsidiary in the United Kingdom maintains, through a trustee, a defined benefit pension plan for substantially all of its employees hired before January 1, 1994 and a defined contribution plan for employees hired January 1, 1994 or later. The defined contribution plan provides that employees contribute a minimum of 5% of their pensionable salary with the Company contributing 5%. The benefits of the defined pension plan, which are pay related, are integrated with and supplement the benefits called for under the applicable laws of the United Kingdom.

     The components of pension expense are as follows (in thousands):

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Service cost for benefits earned during the year.................   $   485    $   501    $   540
Interest cost on projected benefit obligation....................       962      1,111      1,292
Actual return on assets..........................................    (4,916)    (1,347)    (1,347)
Net amortization and deferral....................................     3,770        261        101
                                                                       ----       ----       ----
Net pension expense..............................................   $   301    $   526    $   586
                                                                       ====       ====       ====

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The funded status of the pension plan is as follows (in thousands):

                                                                              1994       1995
                                                                             -------    -------
Actuarial present value of benefit obligations:
  Vested benefits.........................................................   $11,801    $14,705
  Non-vested benefits.....................................................        41         29
                                                                             -------    -------
     Accumulated benefit obligation.......................................    11,842     14,734
  Effects of salary progression...........................................     1,241      1,664
                                                                             -------    -------
                                                                              13,083     16,398
Plan assets at fair value.................................................    13,997     15,103
                                                                             -------    -------
Plan assets under (over) projected benefit obligation.....................   $  (914)   $ 1,295
                                                                             =======    =======
Amounts not recognized in balance sheet:
  Unamortized transition obligation.......................................   $   748    $   702
  Unamortized net (gain) loss.............................................       (81)     2,888
                                                                             -------    -------
                                                                             $   667    $ 3,590
                                                                             =======    =======

     The actuarial present value of the projected benefit obligations was determined using a weighted average discount rate of 9.0% and an annual rate of increase in future compensation of 7.0% for fiscal years 1993 and 1994 calculations; for the fiscal year 1995 a weighted average discount rate of 8.5% and an annual rate of increase in future compensation of 6.5% was used to project the benefit obligation. The long term weighted average rate of return on assets used was 12%, 10% and 8.5% for 1993, 1994 and 1995, respectively.

     The Company provides defined retirement benefits to the employees of the other foreign subsidiaries through various contribution plans. The amount charged to expense for these benefits was $269,000 in fiscal 1993, $201,000 in fiscal 1994 and $142,000 in fiscal 1995.

8. INCOME TAXES

     During 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The statement requires a change in the method of financial accounting and reporting for income taxes from the deferral method to an asset and liability approach. The adoption of this standard had no material effect on income. A summary of income (loss) before provision (benefit) for income taxes and components of the provision (benefit) for income taxes for the years ended June 30 is as follows (in thousands):

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Income (loss) before provision (benefit) for income taxes:
  Domestic.......................................................   $(1,884)   $(2,270)   $   486
  Foreign........................................................       780      3,404      1,794
                                                                    -------    -------    -------
                                                                    $(1,104)   $ 1,134    $ 2,280
                                                                    =======    =======    =======
Domestic provision (benefit) for income taxes:
  Current........................................................   $   229    $  (230)   $   (15)
  Deferred.......................................................      (678)      (205)    (2,773)
Foreign provision (benefit) for income taxes:
  Current........................................................       (99)       281      1,499
  Deferred.......................................................     1,207      1,066     (1,759)
                                                                    -------    -------    -------
Provision (benefit) for income taxes.............................   $   659    $   912    $(3,048)
                                                                    =======    =======    =======

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the United States Federal statutory income tax provision (benefit) and the consolidated income tax provision (benefit) for the years ended June 30 are summarized as follows (in thousands):

                                                                        1993     1994     1995
                                                                        -----    ----    -------
Federal statutory provision (benefit)................................   $(375)   $386    $   775
Non-deductible meals and entertainment...............................      44      83        109
State income taxes, net of federal tax benefit.......................      27      41         67
Increase in valuation reserve due to domestic and foreign losses
  without tax benefit and tax credits................................     499     882         42
Recognition of tax credits...........................................      --      --     (2,500)
Tax reserves provided (released).....................................      --      65     (1,600)
Tax rate differences.................................................     343     189        (51)
FAS 109 adjustment...................................................     131      --         --
Tax credits generated................................................      --    (665)        --
Other, net...........................................................     (10)    (69)       110
                                                                        -----    ----    -------
Actual income tax provision (benefit)................................   $ 659    $912    $(3,048)
                                                                        =====    ====    =======

     Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the net deferred income tax liability (asset) as of June 30 are summarized as follows (in thousands):

                                                                              1994       1995
                                                                             -------    -------
Deferred income tax liabilities:
  Research and development................................................   $ 7,005    $ 3,714
  Remittance of foreign earnings..........................................     1,151         --
  Employee benefits.......................................................       535        727
  Other...................................................................       208        190
                                                                             -------    -------
                                                                               8,899      4,631
Deferred income tax assets:
  Tax credits excluding foreign...........................................    (1,428)    (1,534)
  Foreign tax credit......................................................    (1,160)       (68)
  Depreciation and amortization...........................................    (1,196)    (1,075)
  Net operating loss......................................................    (2,708)      (493)
  Deferred revenue........................................................      (997)      (474)
  Employee benefits.......................................................      (680)      (640)
  Other...................................................................    (1,044)    (1,224)
                                                                             -------    -------
                                                                              (9,213)    (5,508)
Valuation allowance.......................................................     4,338        369
                                                                             -------    -------
                                                                              (4,875)    (5,139)
                                                                             -------    -------
Net deferred income tax liability (asset).................................   $ 4,024    $  (508)
                                                                             =======    =======

     At June 30, 1995, for income tax purposes, the Company and certain of its foreign subsidiaries had available net operating loss carryforwards of approximately $493,000. If not used, these net operating loss carryforwards, as well as the Company's general business tax credits, will expire between 1998 and 2009.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes have been provided on all undistributed earnings of foreign subsidiaries which are expected to be remitted to the Company.

9. LEASES

     The Company leases most of its office space and certain of its equipment. Initial lease terms vary in length; several of the leases contain renewal options. Future minimum lease payments under noncancellable operating leases are as follows (in thousands):

        Fiscal Year ending June 30,
        1996................................................................   $ 5,130
        1997................................................................     4,309
        1998................................................................     3,513
        1999................................................................     2,722
        2000................................................................     2,642
        After 2000..........................................................    18,955
                                                                               -------
                                                                               $37,271
                                                                               =======

     During 1988, the Company purchased its London sales and administrative office building; it was also sold in 1988 along with leasehold improvements and leased back. The gain on the sale was deferred. During 1992, the Company consolidated this facility with its former London computer center. The Company has thus reduced the deferred gain on the sale by $1,135,000 to provide for the estimated costs until the lease obligations are assumed by a new tenant.

     Total rental expense was $8,451,000 in fiscal 1993, $7,231,000 in fiscal 1994 and $7,252,000 in fiscal 1995.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. GEOGRAPHIC OPERATIONS AND SEGMENT INFORMATION

     The following table summarizes selected financial information of the Company's operations by geographic location (in thousands):

                                                                       YEAR ENDED JUNE 30,
                                                                 --------------------------------
                                                                   1993        1994        1995
                                                                 --------    --------    --------
Revenue:
  North America...............................................   $ 45,596    $ 43,222    $ 48,478
  International...............................................     59,598      53,404      59,880
                                                                 --------    --------    --------
     Total revenue............................................   $105,194    $ 96,626    $108,358
                                                                 ========    ========    ========
Operating income:
  North America...............................................   $ 10,118    $ 10,082    $ 15,205
  International...............................................     12,163      13,938      15,392
                                                                 --------    --------    --------
     Total operating income...................................     22,281      24,020      30,597
Unallocated expenses, net.....................................    (23,385)    (22,886)    (28,317)
                                                                 --------    --------    --------
Income (loss) before taxes....................................   $ (1,104)   $  1,134    $  2,280
                                                                 ========    ========    ========
Identifiable assets:
  North America...............................................   $ 25,582    $ 21,356    $ 16,672
  International...............................................     27,849      27,352      29,962
                                                                 --------    --------    --------
     Total identifiable assets................................     53,431      48,708      46,634
Computer software.............................................     39,151      40,236      32,676
                                                                 --------    --------    --------
Total assets..................................................   $ 92,582    $ 88,944    $ 79,310
                                                                 ========    ========    ========

     Unallocated expenses consist of general corporate expenses, internal research and product development expenses, interest expense and interest income. In fiscal 1995, unallocated expenses include $6,365,000 of unusual charges related to the write-off of capitalized software associated with the Company's mature mainframe products.

     The presentation of information on a geographical basis requires the use of estimation techniques and does not take into account the extent to which Comshare's marketing and management skills are inter-dependent.

     The Company operates in one business segment: the development and marketing of computer software and related services.

     No customer accounted for more than 5% of total revenues in the fiscal years ended June 30, 1993, 1994 and 1995.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. QUARTERLY FINANCIAL DATA

     Summarized quarterly financial data is as follows (unaudited):

                                                            FIRST     SECOND      THIRD     FOURTH
                                                           QUARTER    QUARTER    QUARTER    QUARTER
                                                           -------    -------    -------    -------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
1994
Revenue.................................................   $23,730    $23,779    $23,202    $25,915
Income (loss) from operations...........................       997      1,701        193     (1,243)
Net income (loss).......................................       657      1,052         94     (1,581)
Net income (loss) per share.............................       .08        .13        .01       (.20)
1995
Revenue.................................................   $24,158    $27,656    $27,704    $28,840
Income (loss) from operations...........................     1,418      2,846      1,828     (3,607)
Net income..............................................       751      1,680      1,205      1,692
Net income per share....................................       .09        .20        .14        .20

     During the quarter ended December 31, 1993, the Company concluded an agreement to sell undeveloped land that it owned. This resulted in a gain of approximately $1,100,000.

     During the quarter ended June 30, 1994 the Company made provisions totaling $2,343,000 for management actions or plans primarily in connection with staff reductions related to restructuring.

     During the quarter ended June 30, 1995, the Company wrote-off $6,365,000 of capitalized mainframe computer software.

     The fourth quarter ended June 30, 1995 also included a $4,100,000 tax benefit related to the recognition of prior years net operating losses and tax credits as well as tax reserves released.

12. SUBSEQUENT EVENT (UNAUDITED)

     On October 9, 1995, the Board of Directors declared a three-for-two stock split of the Company's common stock which was effective November 22, 1995, after the shareholders approved an increase in the authorized shares of common stock to 20,000,000 shares. Capital contributed in excess of par has been charged and common stock has been credited for the par value of the additional shares as a result of the split. All references in the Consolidated Financial Statements and accompanying notes have also been adjusted to reflect this split.

     A diagram depicting four front-ends illustrates how the end-user views data delivered by the Company's decision support applications software. The four captions illustrating these front-ends read as follows:

                   - EXECUTIVE INFORMATION SYSTEMS
                     (EIS): Commander OLAP is a suite of software which delivers customizable enterprise-wide business planning, analysis, reporting and decision-making capabilities.

                   - FINANCIAL REPORTING APPLICATIONS: Commander
                     FDC and Commander Budget are complementary products that, when used together, share a single database to facilitate integration of historic and budgetary financial data from throughout the enterprise for management reporting.

                   - RETAIL DECISION SUPPORT APPLICATIONS: ARTHUR
                     Planning helps retailers plan their
                     merchandise purchases to control inventory levels, track and analyze actual sales performance and tailor purchases to consumer preferences and market trends.

                   - NEWSALERT: Detect and Alert is a technology
                     that automatically delivers personalized alerts to users' desktops in an individualized electronic newspaper.

                                [Comshare Logo]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the Common Stock offered hereby:

        Securities and Exchange Commission registration fee...............      * $ 13,653
        NASDAQ fees.......................................................      *    4,460
        Printing expenses.................................................      *   90,000
        Accounting fees and expenses......................................      *  100,000
        Legal fees and expenses...........................................      *  175,000
        Blue sky fees and expenses........................................      *   10,000
        Miscellaneous expenses............................................      *   56,887
                                                                                 --------
        Total expenses....................................................      * $450,000**
                                                                                 ========

---------------
 * Estimated.

** The Selling Shareholders are bearing their pro rata share of expenses relating to the Offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement, which were actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the corporation) arising out of a position with the corporation (or with some other entity at the corporation's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the corporation, unless the director or officer is found liable to the corporation and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the board of directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

     The MBCA permits a corporation to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the indemnification provisions of the MBCA.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, or under contract executed by such corporation.
Article X of the Company's Articles of Incorporation provides for the indemnification of directors and officers of the Company and authorizes the Board to extend such indemnity to others to the full extent permitted by the aforesaid sections of the MBCA. Subject to the exceptions recited in the following sentence, the Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its shareholders for damages for breach of his or her duty as a director. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) breach of the duty of loyalty, (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (c) certain other violations of the MBCA, (d) responsibility in respect of any transaction from which the director has derived an improper personal benefit, or (e) an act or omission occurring before the date that Article X became effective.

     The Articles of Incorporation of the Company provide that the Company shall indemnify its directors and officers ("indemnitees") against all expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement, which were reasonably incurred by the indemnitee while acting in his or her capacity as a director or officer. The Articles of Incorporation also authorize the Company to purchase and maintain directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     1. That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and, that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on October 11, 1995.

                                            Comshare, Incorporated

                                            By: /s/  KATHRYN A. JEHLE

                                              ----------------------------------
                                            Kathryn A. Jehle
                                            Senior Vice President
                                            Chief Financial Officer
                                            Treasurer and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 11, 1995.

                  SIGNATURE                                          TITLE
---------------------------------------------    ---------------------------------------------
*                                                President, Chief Executive
---------------------------------------------    Officer, and a Director
T. Wallace Wrathall                              (Principal Executive Officer)
/s/  KATHRYN A. JEHLE                            Senior Vice President,
---------------------------------------------    Chief Financial Officer,
Kathryn A. Jehle                                 Treasurer and Assistant Secretary
                                                 (Principal Financial Officer)
*                                                Director of Finance,
---------------------------------------------    Chief Accounting Officer,
R. Michael Mahoney                               (Principal Accounting Officer)
*                                                Chairman of the Board
---------------------------------------------
Richard L. Crandall
*                                                Director
---------------------------------------------
Claude H. Allard
*                                                Director
---------------------------------------------
Daniel T. Carroll
*                                                Director
---------------------------------------------
Stanley R. Day
*                                                Director
---------------------------------------------
W. John Driscoll
*                                                Director
---------------------------------------------
Alan G. Merten
*                                                Director
---------------------------------------------
John F. Rockart
*                                                Director
---------------------------------------------
Brian Sullivan
*By: /s/  KATHRYN A. JEHLE
      ---------------------------------------
Kathryn A. Jehle
Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                                    PAGE
  NO.                                 DESCRIPTION OF EXHIBITS                              NO.
-------    -----------------------------------------------------------------------------   ----
 1         Underwriting Agreement*......................................................
 5         Opinion of Dykema Gossett PLLC*..............................................
23(a)      Consent of Arthur Andersen LLP...............................................
23(b)      Consent of Dykema Gossett PLLC* (included in Exhibit 5)......................
23(c)      Consent of Geoffrey B. Bloom*................................................
23(d)      Consent of George R. Mrkonic.................................................
24(a)      Power of Attorney of T. Wallace Wrathall.....................................
24(b)      Power of Attorney of Richard L. Crandall.....................................
24(c)      Power of Attorney of Claude H. Allard........................................
24(d)      Power of Attorney of Daniel T. Carroll.......................................
24(e)      Power of Attorney of Stanley R. Day..........................................
24(f)      Power of Attorney of W. John Driscoll........................................
24(g)      Power of Attorney of Alan G. Merten..........................................
24(h)      Power of Attorney of John F. Rockart.........................................
24(i)      Power of Attorney of Brian Sullivan..........................................
24(j)      Power of Attorney of R. Michael Mahoney......................................
99(a)      Affidavit of Comshare, Incorporated..........................................

---------------
* To be filed by amendment.